Exhibit 99.2

Assured Guaranty Corp.

Consolidated Financial Statements (Unaudited)

Index

September 30, 2011

Page(s)
Financial statements
Consolidated Balance Sheets (unaudited) as of September 30, 2011 and December 31, 2010 (restated)	2
Consolidated Statements of Operations (unaudited) for the Three and Nine Months Ended September 30, 2011 and Three and Nine Months Ended September 30, 2010 (restated)	3
Consolidated Statements of Comprehensive Income (unaudited) for the Three and Nine Months Ended September 30, 2011 and Three and Nine Months Ended September 30, 2010 (restated)	4
Consolidated Statement of Shareholder’s Equity (unaudited) for the Nine Months Ended September 30, 2011	5
Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended September 30, 2011 and Nine Months Ended September 30, 2010 (restated)	6
Notes to Consolidated Financial Statements (unaudited)	7

Assured Guaranty Corp.

Consolidated Balance Sheets (Unaudited)

(dollars in thousands except per share and share amounts)

	September 30, 2011	December 31, 2010
		(restated)
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,553,776 and $2,454,025)	$2,687,463	$2,476,165
Short-term investments, at fair value	215,448	235,665
Other invested assets	12,501	12,500
Total investment portfolio	2,915,412	2,724,330
Cash	55,564	17,811
Premiums receivable, net of ceding commissions payable	202,409	269,560
Ceded unearned premium reserve	346,269	388,598
Deferred acquisition costs	60,763	57,882
Reinsurance recoverable on unpaid losses	129,513	68,120
Salvage and subrogation recoverable	32,676	183,955
Credit derivative assets	300,491	399,517
Deferred tax asset, net	98,544	344,427
Current income tax receivable	26,024	38,275
Financial guaranty variable interest entities’ assets, at fair value	800,120	965,998
Other assets	97,972	74,675
Total assets	$5,065,757	$5,533,148
Liabilities and shareholder’s equity
Unearned premium reserve	$1,178,875	$1,323,138
Loss and loss adjustment expense reserve	302,215	231,130
Reinsurance balances payable, net	68,734	121,585
Note payable to affiliate	300,000	300,000
Credit derivative liabilities	690,459	1,357,680
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	488,742	519,878
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	384,137	495,720
Other liabilities	136,182	113,350
Total liabilities	3,549,344	4,462,481
Commitments and contingencies (See Note 13)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720.00 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15,000	15,000
Additional paid-in capital	1,037,087	1,037,087
Retained earnings	385,755	11,814
Accumulated other comprehensive income, net of deferred tax provision of $42,307 and $3,643	78,571	6,766
Total shareholder’s equity	1,516,413	1,070,667
Total liabilities and shareholder’s equity	$5,065,757	$5,533,148

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(restated)		(restated)
Revenues
Net earned premiums	$24,538	$27,626	$77,870	$82,254
Net investment income	23,210	19,835	72,277	63,190
Net realized investment gains (losses):
Other-than-temporary impairment losses	(750)	—	(3,460)	(400)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	173	—	173	—
Other net realized investment gains (losses)	200	(157)	3,037	2,691
Net realized investment gains (losses)	(723)	(157)	(596)	2,291
Net change in fair value of credit derivatives:
Realized gains and other settlements	(4,225)	28,410	(12,539)	45,592
Net unrealized gains (losses)	868,276	(202,909)	578,449	13,803
Net change in fair value of credit derivatives	864,051	(174,499)	565,910	59,395
Fair value gain (loss) on committed capital securities	701	(2,208)	1,281	5,110
Net change in fair value of financial guaranty variable interest entities	(15,155)	20,236	(74,432)	23,278
Other income	8,592	853	10,977	(4,261)
Total revenues	905,214	(108,314)	653,287	231,257
Expenses
Loss and loss adjustment expenses	(3,507)	18,761	(3,660)	54,296
Amortization of deferred acquisition costs	3,991	4,240	12,264	9,920
Interest expense	3,750	3,750	11,250	11,250
Other operating expenses	13,182	18,789	47,000	65,451
Total expenses	17,416	45,540	66,854	140,917
Income (loss) before income taxes	887,798	(153,854)	586,433	90,340
Provision (benefit) for income taxes
Current	8,692	31,177	(22,384)	34,327
Deferred	296,872	(88,551)	214,875	(11,870)
Total provision (benefit) for income taxes	305,564	(57,374)	192,491	22,457
Net income (loss)	$582,234	$(96,480)	$393,942	$67,883

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(restated)		(restated)
Net income (loss)	$582,234	$(96,480)	$393,942	$67,883
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $20,956, $20,347, $39,394 and $29,790	38,918	37,789	73,160	55,330
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(253), $(55), $307 and $802	(470)	(102)	570	1,489
Change in net unrealized gains on investments	39,388	37,891	72,590	53,841
Change in cumulative translation adjustment, net of tax provision (benefit) of $(954), $3,049, $(423) and $250	(1,771)	5,660	(785)	462
Other comprehensive income (loss)	37,617	43,551	71,805	54,303
Comprehensive income (loss)	$619,851	$(52,929)	$465,747	$122,186

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (Unaudited)

For the Nine Months Ended September 30, 2011

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
Balance, December 31, 2010 (restated)	$—	$15,000	$1,037,087	$11,814	$6,766	$1,070,667
Net income	—	—	—	393,942	—	393,942
Dividends	—	—	—	(20,001)	—	(20,001)
Change in cumulative translation adjustment	—	—	—	—	(785)	(785)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment		—	—	—	73,055	73,055
Investments with other-than-temporary impairment	—	—	—	—	105	105
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	570	570
Balance, September 30, 2011	$—	$15,000	$1,037,087	$385,755	$78,571	$1,516,413

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2011	2010
		(restated)
Net cash flows provided by (used in) operating activities	$178,355	$(29,902)
Investing activities
Fixed maturity securities:
Purchases	(380,817)	(710,351)
Sales	199,893	172,149
Maturities	82,964	113,256
Net sales (purchases) of short-term investments	20,257	533,217
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	60,927	10,416
Other	(1,153)	—
Net cash flows provided by (used in) investing activities	(17,929)	118,687
Financing activities
Dividends paid	(20,001)	(40,001)
Net paydowns of financial guaranty variable interest entities’ liabilities	(104,316)	(33,062)
Net cash flows provided by (used in) financing activities	(124,317)	(73,063)
Effect of exchange rate changes	1,644	(69)
Increase (decrease) in cash	37,753	15,653
Cash at beginning of period	17,811	2,470
Cash at end of period	$55,564	$18,123
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(38,819)	$—
Interest	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2011

1. Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiary Assured Guaranty (UK) Ltd. (“AGUK”), the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance, infrastructure and structured finance markets. The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products that protect holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The securities insured by the Company include tax-exempt and taxable obligations issued by U.S. state or municipal governmental authorities, utility districts or facilities; notes or bonds issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its credit protection products directly to issuers and underwriters of public finance, infrastructure and structured finance securities as well as to investors in such debt obligations. The Company guarantees debt obligations issued in many countries, although its principal focus is on the U.S., Europe and Australia.

Financial guaranty insurance contracts provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents with respect to one or more third-party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are primarily comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company’s business has evolved as a result of the recent crisis in the financial markets in several respects. The mix of new business has shifted towards insuring public finance obligations in the primary and secondary markets.  The Company has increased its focus on retail investors, which is the portion of the market where the demand for the Company’s product has remained strongest. The Company is selectively underwriting certain structured finance transactions, but has not underwritten a new U.S. residential mortgage-backed security (“RMBS”) since 2008 and will not do so until underwriting standards improve significantly. See Note 4 for the Company’s outstanding U.S. RMBS exposures. The Company ceased insuring CDS in the beginning of 2009 following the issuance of regulatory guidelines that limited the terms under which such protection could be sold. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.  The Company is actively pursuing opportunities to terminate, on favorable terms, existing CDS and in certain cases, may convert existing CDS exposure into a financial guaranty insurance contract.  These actions have the effect of reducing fair value volatility in income and/or reducing rating agency capital charges. The Company enters into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks. In recent years, the Company has been reassuming previously ceded business from reinsurers whose ratings have declined to below-investment-grade (“BIG”) levels.

Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers’ taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers’ or obligors’ covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health-care facilities and utilities. Structured finance obligations insured by the Company are generally backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value and issued by special purpose entities; the Company will also insure other specialized financial obligations.

When a rating agency rates a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, AGC and AGUK manage their businesses with the goal of achieving high financial strength ratings. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

Unless otherwise noted, ratings on the Company’s insured portfolio reflect internal ratings. The Company’s ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company’s AAA-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company’s exposure or (2) the Company’s exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management’s opinion, causes the Company’s attachment point to be materially above the AAA attachment point.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements cover the three-month period ended September 30, 2011 (“Third Quarter 2011”), the three-month period ended September 30, 2010 (“Third Quarter 2010”), the nine-month period ended September 30, 2011 (“Nine Months 2011”) and the nine-month period ended September 30, 2010 (“Nine Months 2010). The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

These unaudited interim consolidated financial statements include the accounts of AGC and its subsidiary, AGUK, and its consolidated FG VIEs. Intercompany accounts and transactions between AGC and its subsidiary have been eliminated, as well as transactions between AGC and the consolidated FG VIEs. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the restated consolidated financial statements included as Exhibit 99.1 in AGL’s Form 8-K dated December 9, 2011, filed with the U.S. Securities and Exchange Commission (the “SEC”).

In June 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

consecutive statements. Upon adoption, the Company will expand the Consolidated Statements of Comprehensive Income to include the other comprehensive income items now presented in the Consolidated Statement of Shareholders’ Equity. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal 2012. Early adoption of the new guidance is permitted and full retrospective application is required when the new guidance is adopted. The Company has not yet adopted this guidance.

Change in Accounting Policy

Prior to January 1, 2011, the Company managed its business and reported financial information for two principal financial guaranty segments: direct and reinsurance. There has been no market for financial guaranty reinsurance in the past two years and one is not expected to develop in the foreseeable future. As a result, the chief operating decision maker now manages the operations of the Company at a consolidated level and no longer uses underwriting gain (loss) by segment as an operating metric. Therefore, segment financial information is no longer disclosed.

2. Restatement of Previously Issued Financial Statements

AGC has provided financial guaranties with respect to debt obligations issued by special purpose entities, including FG VIEs.  AGC does not sponsor such FG VIEs nor does it act as the servicer or collateral manager for any FG VIE debt obligations that it insures.  However, when AGC provides such financial guaranties, it can obtain certain control rights through the transaction structure which make AGC the primary beneficiary of the FG VIE.  AGC is required under GAAP to consolidate the FG VIE in its financial statements when it is the primary beneficiary. See Note 8.  When such consolidation occurs, AGC must eliminate the intercompany transactions between AGC and the consolidated FG VIE.  Assured Guaranty discovered errors in the elimination of such intercompany transactions, which resulted in the restatement of the consolidated financial statements for Third Quarter 2010, Nine Months 2010 and the year ended December 31, 2010.

In addition, the Company was required to correct certain unrelated, immaterial errors as part of the restatement which affected expected losses and the fair value of credit derivatives. While these immaterial errors were corrected at the time they were identified, these restated financial statements reflect the correction of such errors in the period in which they arose.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The effect of the restatement on the consolidated balance sheet is shown in the table below.

	As of December 31, 2010
	As Previously Filed	(1) FG VIE Eliminations	(2) Other Adjustments	Restated
	(in millions)
Assets
Total investment portfolio	$2,737.1	$(12.8)	$—	$2,724.3
Cash	16.6	1.2	—	17.8
Premiums receivable, net of ceding commissions payable	269.6	—	—	269.6
Ceded unearned premium reserve	388.6	—	—	388.6
Deferred acquisition costs	57.9	—	—	57.9
Reinsurance recoverable on unpaid losses	68.1	—	—	68.1
Salvage and subrogation recoverable	184.0	—	—	184.0
Credit derivative assets	399.5	—	—	399.5
Deferred tax asset, net	342.6	2.8	(1.0)	344.4
Current income tax receivable	38.3	—	—	38.3
Financial guaranty variable interest entities’ assets, at fair value	966.0	—	—	966.0
Other assets	74.6	0.1	—	74.7
Total assets	$5,542.9	$(8.7)	$(1.0)	$5,533.2
Liabilities and shareholder’s equity
Unearned premium reserve	$1,323.1	$—	$—	$1,323.1
Loss and loss adjustment expense reserve	231.1	—	—	231.1
Reinsurance balances payable, net	121.6	—	—	121.6
Note payable to affiliate	300.0	—	—	300.0
Credit derivative liabilities	1,360.4	—	(2.7)	1,357.7
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	523.5	(3.6)	—	519.9
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	495.7	—	—	495.7
Other liabilities	113.4	—	—	113.4
Total liabilities	4,468.8	(3.6)	(2.7)	4,462.5
Commitments and contingencies
Preferred stock	—	—	—	—
Common stock	15.0	—	—	15.0
Additional paid-in capital	1,037.1	—	—	1,037.1
Retained earnings	15.9	(5.8)	1.7	11.8
Accumulated other comprehensive income, net of deferred tax provision (benefit)	6.1	0.7	—	6.8
Total shareholder’s equity	1,074.1	(5.1)	1.7	1,070.7
Total liabilities and shareholder’s equity	$5,542.9	$(8.7)	$(1.0)	$5,533.2

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The effect of the restatement on the consolidated statements of operations is shown in the tables below.

	Three Months Ended September 30, 2010
	As Previously Filed	Reclassifications	Subtotal	(1) FG VIE Eliminations	Restated
	(in millions)
Revenues
Net earned premiums	$27.7	$—	$27.7	$—	$27.7
Net investment income	19.8	—	19.8	—	19.8
Net realized investment gains (losses)	(0.1)	—	(0.1)	—	(0.1)
Net change in fair value of credit derivatives	(174.5)	—	(174.5)	—	(174.5)
Fair value gain (loss) on committed capital securities	(2.2)	—	(2.2)	—	(2.2)
Net change in financial guaranty variable interest entities	16.9	7.4	24.3	(4.1)	20.2
Other income	0.8	—	0.8	—	0.8
Total revenues	(111.6)	7.4	(104.2)	(4.1)	(108.3)
Expenses
Loss and loss adjustment expenses	18.0	—	18.0	0.8	18.8
Interest and other expenses	19.4	7.4	26.8	—	26.8
Total expenses	37.4	7.4	44.8	0.8	45.6
Income (loss) before income taxes	(149.0)	—	(149.0)	(4.9)	(153.9)
Provision (benefit) for income taxes
Current	31.1	—	31.1	—	31.1
Deferred	(86.8)	—	(86.8)	(1.7)	(88.5)
Total provision (benefit) for income taxes	(55.7)	—	(55.7)	(1.7)	(57.4)
Net income (loss)	$(93.3)	$—	$(93.3)	$(3.2)	$(96.5)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	Nine Months Ended September 30, 2010
	As Previously Filed	Reclassifications	Subtotal	(1) FG VIE Eliminations	(2) Other Adjustments	Restated
	(in millions)
Revenues
Net earned premiums	$82.3	$—	$82.3	$—	$—	$82.3
Net investment income	63.2	—	63.2	—	—	63.2
Net realized investment gains (losses)	2.3	—	2.3	—	—	2.3
Net change in fair value of credit derivatives	59.4	—	59.4	—	—	59.4
Fair value gain (loss) on committed capital securities	5.1	—	5.1	—	—	5.1
Net change in financial guaranty variable interest entities	71.4	(44.0)	27.4	(4.1)	—	23.3
Other income	(4.3)	—	(4.3)	—	—	(4.3)
Total revenues	279.4	(44.0)	235.4	(4.1)	—	231.3
Expenses
Loss and loss adjustment expenses	56.2	—	56.2	0.8	(2.7)	54.3
Interest and other expenses	130.7	(44.0)	86.7	—	—	86.7
Total expenses	186.9	(44.0)	142.9	0.8	(2.7)	141.0
Income (loss) before income taxes	92.5	—	92.5	(4.9)	2.7	90.3
Provision (benefit) for income taxes
Current	34.3	—	34.3	—	—	34.3
Deferred	(11.1)	—	(11.1)	(1.7)	0.9	(11.9)
Total provision (benefit) for income taxes	23.2	—	23.2	(1.7)	0.9	22.4
Net income (loss)	$69.3	$—	$69.3	$(3.2)	$1.8	$67.9

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The effect of the restatement on the consolidated statements of comprehensive income is shown in the tables below.

	Three Months Ended September 30, 2010
	As Previously Filed	(1) FG VIE Eliminations	Restated
	(in millions)
Net income (loss)	$(93.3)	$(3.2)	$(96.5)
Unrealized holding gains (losses) arising during the period	37.8	—	37.8
Less: reclassification adjustment for gains (losses)	(0.1)	—	(0.1)
Change in net unrealized gains on investments	37.9	—	37.9
Change in cumulative translation adjustment	5.7	—	5.7
Other comprehensive income(loss)	43.6	—	43.6
Comprehensive income (loss)	$(49.7)	$(3.2)	$(52.9)

	Nine Months Ended September 30, 2010
	As Previously Filed	(1) FG VIE Eliminations	(2) Other Adjustments	Restated
	(in millions)
Net income (loss)	$69.3	$(3.2)	$1.8	$67.9
Unrealized holding gains (losses) arising during the period	55.3	—	—	55.3
Less: reclassification adjustment for gains (losses)	1.5	—	—	1.5
Change in net unrealized gains on investments	53.8	—	—	53.8
Change in cumulative translation adjustment	0.5	—	—	0.5
Other comprehensive income(loss)	54.3	—	—	54.3
Comprehensive income (loss)	$123.6	$(3.2)	$1.8	$122.2

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The effect of the restatement on the consolidated statement of cash flow is shown in the table below.

	Nine Months Ended September 30, 2010
	As Previously Filed	(1) FG VIE Eliminations	Restated
	(in millions)
Net cash flows provided by (used in) operating activities	$(36.9)	$7.0	$(29.9)
Investing activities
Fixed maturity securities:
Purchases	(710.3)	—	(710.3)
Sales	172.1	—	172.1
Maturities	113.3	—	113.3
Net sales (purchases) of short-term investments	533.2	—	533.2
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	10.4	—	10.4
Net cash flows provided by (used in) investing activities	118.7	—	118.7
Financing activities
Dividends paid	(40.0)	—	(40.0)
Net paydowns of financial guaranty variable interest entities’ liabilities	(33.1)	—	(33.1)
Net cash flows provided by (used in) financing activities	(73.1)	—	(73.1)
Effect of exchange rate changes	(0.1)	—	(0.1)
Increase in cash	8.6	7.0	15.6
Cash at beginning of year	2.5	—	2.5
Cash at end of year	$11.1	$7.0	$18.1

(1)                                  Represents adjustments related to the correction of FG VIE intercompany eliminations.

(2)                                  Represents other adjustments of immaterial errors. These corrections related to  (a) errors in expected losses that had previously been corrected by the Company in the period such errors were identified, but which are now being recorded in the period in which they arose and (b) an error related to one credit derivative contract that resulted from the use of an incorrect par outstanding balance in the pricing model.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

3. Business Changes, Risks, Uncertainties and Accounting Developments

Summarized below are updates of the most significant events since year end 2010, that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Recoveries for Breaches of Representations and Warranties

On April 14, 2011, Assured Guaranty reached a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, “Bank of America”), regarding their liabilities with respect to 29 RMBS transactions insured by AGC or its affiliate Assured Guaranty Municipal Corp. (“AGM”), including claims relating to reimbursement for breaches of representations and warranties (“R&W”) and historical loan servicing issues (the “Bank of America Agreement”). Of the 29 RMBS transactions, eight are second lien transactions and 21 are first lien transactions. The Bank of America Agreement covers Bank of America sponsored securitizations that AGC or AGM has insured, as well as certain other securitizations containing concentrations of Countrywide-originated loans that AGC or AGM has insured. The AGC-insured transactions covered by the Bank of America Agreement include nine first lien and two second lien transactions that have a combined gross par outstanding of $1.2 billion ($0.9 billion net par outstanding) as of September 30, 2011 or 17% of the Company’s total BIG RMBS net par outstanding.

Bank of America paid $985.4 million in Nine Months 2011 in respect of Assured Guaranty covered second lien transactions (of which $208.8 million was related to AGC-insured transactions) and is obligated to pay another $114.6 million by March 2012 (of which $23.9 million is related to AGC-insured transactions). In consideration of the $1.1 billion, Assured Guaranty has agreed to release its claims for the repurchase of mortgage loans underlying the eight covered second lien transactions (i.e., Assured Guaranty will retain the risk of future insured losses without further offset for R&W claims against Bank of America).

In addition, Bank of America will reimburse Assured Guaranty 80% of claims Assured Guaranty pays on the 21 first lien transactions, until aggregate collateral losses on such RMBS transactions reach $6.6 billion. The Company accounts for the 80% loss sharing agreement with Bank of America as subrogation. As the Company calculates expected losses for these 21 first lien transactions, such expected losses will be offset by an R&W benefit from Bank of America for 80% of these amounts. As of September 30, 2011, Bank of America had placed $965.0 million of eligible assets in trust in order to collateralize the reimbursement obligation relating to Assured Guaranty’s covered 21 first lien transactions. The amount of assets required to be posted may increase or decrease from time to time, as determined by rating agency requirements. As of September 30, 2011, the Company’s estimate of expected R&W recoveries for the first lien transactions covered under the Bank of America Agreement was $122.0 million.

The Company believes the Bank of America Agreement was a significant step in the effort to recover U.S. RMBS losses the Company experienced resulting from breaches of R&W. The Company is continuing to pursue other representation and warranty providers for U.S. RMBS transactions it has insured. See “Recovery Litigation” in Note 5 of these Financial Statements for a discussion of the litigation proceedings the Company has initiated against other R&W providers.

Standard and Poor’s Ratings Services Downgrade

On November 30, 2011, Standard & Poor’s Ratings Services (“S&P”) downgraded AGC and AGUK’s financial strength ratings from AA+ to AA-.  At the same time, S&P removed the financial strength ratings from CreditWatch negative and changed the outlooks to stable.  S&P stated in its Research Update that the downgrade of the Company and of its affiliates was primarily caused by AGL and its operating subsidiaries not maintaining enough capital to mitigate their largest obligor concentrations and that the largest obligor concentrations could add volatility to

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Assured Guaranty’s capital and operating performance.  On August 25, 2011, S&P published updated bond insurance rating criteria in Bond Insurance Rating Methodology and Assumptions, which included a “largest obligor test.”  AGC can give no assurance as to any further ratings action that S&P may take.  If the financial strength rating of the Company were to be further downgraded in the future, such downgrade may have an adverse impact on the Company’s financial condition, results of operation, liquidity, business prospects or other aspects of the Company’s business and on its insured portfolio.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

4. Outstanding Exposure

The Company’s insurance policies and credit derivative contracts are written in different forms, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest (“Debt Service”) on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Based on accounting standards in effect during any given reporting period, some of these VIEs are consolidated as described in Note 8. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
	(in millions)
Public finance	$162,457	$165,397	$114,286	$117,061
Structured finance	60,200	73,069	44,351	53,986
Total	$222,657	$238,466	$158,637	$171,047

Financial Guaranty Net Par Outstanding by Internal Rating

	As of September 30, 2011
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$932	22.8%	$5,414	16.3%	$2,284	27.6%	$8,630	8.0%
AAA	165	0.3	6	0.1	12,396	37.4	3,687	44.5	16,254	15.0
AA	10,409	16.6	270	6.6	2,519	7.6	395	4.8	13,593	12.6
A	40,607	64.9	1,283	31.4	1,956	5.9	5	0.1	43,851	40.6
BBB	10,460	16.7	1,396	34.2	2,854	8.6	1,353	16.3	16,063	14.9
BIG	890	1.5	195	4.9	7,995	24.2	553	6.7	9,633	8.9
Total net par outstanding	$62,531	100.0%	$4,082	100.0%	$33,134	100.0%	$8,277	100.0%	$108,024	100.0%

	As of December 31, 2010
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$955	22.7%	$6,919	17.0%	$2,313	24.4%	$10,187	8.6%
AAA	126	0.2	13	0.3	16,143	39.7	4,666	49.3	20,948	17.6
AA	11,240	17.4	257	6.1	3,326	8.2	434	4.6	15,257	12.8
A	41,849	64.8	1,368	32.6	2,966	7.3	266	2.8	46,449	39.1
BBB	10,565	16.4	1,409	33.5	3,627	8.9	1,230	13.0	16,831	14.2
BIG	800	1.2	201	4.8	7,680	18.9	555	5.9	9,236	7.7
Total net par outstanding	$64,580	100.0%	$4,203	100.0%	$40,661	100.0%	$9,464	100.0%	$118,908	100.0%

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $2.4 billion for structured finance and, together with AGM, up to $555.7 million for public finance

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

commitments at September 30, 2011. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between October 1, 2011 and February 1, 2019, with $0.3 million expiring prior to December 31, 2011. All the commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be cancelled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. For example, the Company models all assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5 “Loss estimation process”). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.) A “liquidity claim” is a claim that the Company expects to be reimbursed within one year.

Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

•                  BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

•                  BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid.

•                  BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Included in the first lien RMBS BIG exposures below is $473.9 million of net par outstanding related to transactions covered by the Bank of America Agreement, which represents 11% of the first lien U.S. RMBS BIG net par outstanding as of September 30, 2011. Under the Bank of America Agreement, 80% of first lien claims paid by Assured Guaranty will be reimbursed, until such time as losses on the collateral underlying the RMBS on which Assured Guaranty is paying claims reach $6.6 billion.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Financial Guaranty Exposures

(Insurance and Credit Derivative Form)

	September 30, 2011
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$58	$406	$—	$464	$487	0.4%
Alt-A first lien	1,351	854	572	2,777	3,237	2.6
Option ARM	105	501	44	650	834	0.6
Subprime	55	522	45	622	3,608	0.6
Second lien U.S. RMBS:
Closed-end second lien	—	36	126	162	184	0.1
Home equity lines of credit (“HELOCs”)	3	—	416	419	439	0.4
Total U.S. RMBS	1,572	2,319	1,203	5,094	8,789	4.7
Trust preferred securities (“TruPS”)	1,790	—	716	2,506	4,789	2.3
Other structured finance	484	16	448	948	27,833	0.9
Public finance	789	76	220	1,085	66,613	1.0
Total	$4,635	$2,411	$2,587	$9,633	$108,024	8.9%

	December 31, 2010
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)

First lien U.S. RMBS:
Prime first lien	$55	$432	$—	$487	$549	0.4%
Alt-A first lien	687	1,864	—	2,551	3,584	2.2
Option ARM	20	734	—	754	960	0.6
Subprime	41	550	36	627	3,869	0.5
Second lien U.S. RMBS:
Closed-end second lien	—	37	163	200	228	0.2
HELOCs	3	—	489	492	520	0.4
Total U.S. RMBS	806	3,617	688	5,111	9,710	4.3
TruPS	1,478	—	725	2,203	5,052	1.8
Other structured finance	426	24	471	921	35,363	0.8
Public finance	702	48	251	1,001	68,783	0.8
Total	$3,412	$3,689	$2,135	$9,236	$118,908	7.7%

By Category Below-Investment-Grade Credits

	As of September 30, 2011
	Net Par Outstanding				Number of Risks(4)
Description	Financial Guaranty Insurance (1)	FG VIEs (2)	Credit Derivative (3)	Total	Financial Guaranty Insurance (1)	FG VIEs (2)	Credit Derivative (3)	Total
	(dollars in millions)
BIG:
Category 1	$1,874	$—	$2,761	$4,635	81	—	34	115
Category 2	708	121	1,582	2,411	36	2	34	72
Category 3	1,033	126	1,428	2,587	48	3	15	66
Total BIG	$3,615	$247	$5,771	$9,633	165	5	83	253

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	As of December 31, 2010
	Net Par Outstanding				Number of Risks(4)
Description	Financial Guaranty Insurance (1)	FG VIEs (2)	Credit Derivative (3)	Total	Financial Guaranty Insurance (1)	FG VIEs (2)	Credit Derivative (3)	Total
	(dollars in millions)

BIG:
Category 1	$1,181	$—	$2,231	$3,412	61	—	30	91
Category 2	903	90	2,696	3,689	43	1	42	86
Category 3	1,047	123	965	2,135	46	2	7	55
Total BIG	$3,131	$213	$5,892	$9,236	150	3	79	232

(1)                                  Represents contracts accounted for as financial guaranty insurance. See Note 5.

(2)                                  Represents net par outstanding as of September 30, 2011 for contracts accounted for as FG VIEs. See Note 8.

(3)                                  Represents contracts accounted for as credit derivatives. See Note 7.

(4)                                  A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

5. Financial Guaranty Insurance Contracts

The portfolio of outstanding exposures discussed in Note 4 includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this Note relate to financial guaranty insurance contracts. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance.

In October 2010, the FASB issued new guidance that specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include incremental direct costs of contract acquisition that result directly from, and are essential to, the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Retrospective application to all prior periods presented upon the date of adoption is permitted, but not required. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements in 2012.

The following tables present net earned premiums, premium receivable activity, expected collections of future premiums and expected future earnings on the existing book of business. The tables below provide the expected timing of premium revenue recognition, before accretion and the expected timing of loss and loss adjustment expenses (“LAE”) recognition, before accretion. Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, and changes in expected lives. The amount and timing of actual premium earnings and loss expense may differ from the estimates shown below due to factors such as refundings, accelerations, future commutations, changes in expected lives and updates to loss estimates.

Net Earned Premiums

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Scheduled net earned premiums	$19.7	$25.1	$59.2	$72.8
Acceleration of premium earnings(1)	3.5	0.6	14.5	4.1
Accretion of discount on net premiums receivable	1.4	1.9	4.2	5.2
Total financial guaranty	24.6	27.6	77.9	82.1
Other	—	0.1	—	0.2
Total net earned premiums(2)	$24.6	$27.7	$77.9	$82.3

(1)                                  Reflects the unscheduled refundings of underlying insured obligations.

(2)                                  Excludes $0.5 million and $0.3 million in Third Quarter 2011 and 2010, respectively, and $0.8 million and $1.0 million for the Nine Months 2011 and 2010, respectively, in net earned premium related to consolidated FG VIEs.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Nine Months
	2011	2010
	(in millions)
Balance, beginning of period, January 1	$269.6	$351.4
Change in accounting(1)	—	(9.2)
Balance beginning of the period, adjusted	269.6	342.2
Premium written, net(2)	20.9	55.6
Premium payments received, net	(35.1)	(79.3)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(57.0)	6.9
Accretion of discount	5.6	7.8
Foreign exchange translation	(0.5)	(4.3)
Other adjustments	(1.1)	0.9
Balance, September 30	$202.4	$329.8

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)          Represents elimination of premium receivable at January 1, 2010 related to consolidated FG VIEs upon the adoption of the new accounting guidance.

(2)          Includes $14.9 million of premium written related to financial guaranty insurance contracts which replaced existing credit derivative contracts in Nine Months 2011.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 10% and 12% of installment premiums at September 30, 2011 and December 31, 2010, respectively, are denominated in currencies other than the U.S. dollar, primarily in euro and British Pound Sterling.

For premiums received in installments, premium receivable is the present value of premiums due or expected to be collected over the life of the contract. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal. Premium receipts are typically made from insured deal cash flows that are senior to payments made to the holders of the insured securities. When there are significant changes to expected premium collections, an adjustment is recorded to premiums receivable with a corresponding adjustment to unearned premium reserve. When these installment premiums are related to assumed reinsurance amounts, the Company also assesses the credit quality and liquidity of the company that the premiums are assumed from as well as the impact of any potential regulatory constraints to determine the collectability of such amounts.

Expected Collections of Gross Premiums Receivable,

Net of Ceding Commissions

September 30, 2011(1)
(in millions)
Gross premium collections expected:
2011 (October 1-December 31)	$14.2
2012	32.9
2013	26.7
2014	21.1
2015	18.5
2016-2020	61.8
2021-2025	35.3
2026-2030	22.7
After 2030	28.9
Total gross expected collections	262.1
FG VIEs	13.4
Total	$275.5

(1)                                  Represents undiscounted amounts expected to be collected.

The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net unearned premium reserve and present value of net expected losses to be expensed, pretax. This table excludes amounts related to consolidated FG VIEs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Expected Timing of Financial Guaranty Insurance

Premium and Loss Recognition

	As of September 30, 2011
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed(1)	Net
	(in millions)
2011 (October 1-December 31)	$14.6	$0.6	$14.0
2012	69.1	2.2	66.9
2013	63.6	1.9	61.7
2014	57.9	1.6	56.3
2015	53.8	1.4	52.4
2016-2020	214.8	4.4	210.4
2021-2025	151.0	1.9	149.1
2026-2030	101.5	1.3	100.2
After 2030	106.3	1.1	105.2
Total present value basis(2)(3)	832.6	16.4	816.2
Discount	42.7	92.8	(50.1)
Total future value	$875.3	$109.2	$766.1

(1)           These amounts reflect the Company’s estimate as of September 30, 2011 of expected losses to be expensed and are not included in loss and LAE reserve because loss and LAE is only recorded for the amount by which net expected loss to be expensed exceeds unearned premium reserve determined on a contract-by-contract basis.

(2)           Balances represent discounted amounts.

(3)           Consolidation of FG VIEs resulted in reductions of $9.8 million in future scheduled amortization of unearned premium reserve and $3.1 million in net present value of expected loss to be expensed.

Selected Information for Policies Paid in Installments

	As of September 30, 2011	As of December 31, 2010
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$202.4	$269.6
Gross unearned premium reserve	189.9	269.1
Weighted-average risk-free rate used to discount premiums	3.5%	2.9%
Weighted-average period of premiums receivable (in years)	8.4	8.3

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for its financial guaranty exposures. Surveillance personnel present analysis related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions, or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Expected loss to be paid is the estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation, which includes the present value benefit of estimated recoveries for breaches of R&W.

Financial Guaranty Insurance

Present Value of Net Expected Loss to be Paid

Roll Forward by Sector(1)

	Net Expected Loss to be Paid as of June 30, 2011	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1.4	$0.2	$—	$1.6
Alt-A first lien	30.4	7.9	(1.3)	37.0
Option ARM	27.1	(9.3)	—	17.8
Subprime	34.7	1.0	(0.2)	35.5
Total first lien	93.6	(0.2)	(1.5)	91.9
Second lien:
Closed-end second lien	(44.2)	12.0	(5.1)	(37.3)
HELOCs	16.5	(3.8)	(2.3)	10.4
Total second lien	(27.7)	8.2	(7.4)	(26.9)
Total U.S. RMBS	65.9	8.0	(8.9)	65.0
Other structured finance	28.7	30.1	(4.1)	54.7
Public finance	35.3	(12.1)	(0.5)	22.7
Total	$129.9	$26.0	$(13.5)	$142.4

	Net Expected Loss to be Paid as of June 30, 2010	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2010
	(in millions)
	(restated)	(restated)		(restated)
U.S. RMBS:
First lien:
Prime first lien	$0.2	$1.1	$—	$1.3
Alt-A first lien	26.6	12.2	—	38.8
Option ARM	35.5	22.3	—	57.8
Subprime	24.0	5.9	(0.2)	29.7
Total first lien	86.3	41.5	(0.2)	127.6
Second lien:
Closed-end second lien	(3.6)	2.2	(15.1)	(16.5)
HELOCs	(132.8)	(106.6)	(9.8)	(249.2)
Total second lien	(136.4)	(104.4)	(24.9)	(265.7)
Total U.S. RMBS	(50.1)	(62.9)	(25.1)	(138.1)
Other structured finance	24.3	115.7	(1.7)	138.3
Public finance	23.2	(0.2)	(1.1)	21.9
Total	$(2.6)	$52.6	$(27.9)	$22.1

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	Net Expected Loss to be Paid as of December 31, 2010	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2011
	(in millions)

U.S. RMBS:
First lien:
Prime first lien	$0.8	$0.8	$—	$1.6
Alt-A first lien	28.8	10.1	(1.9)	37.0
Option ARM	49.6	(31.7)	(0.1)	17.8
Subprime	28.8	6.8	(0.1)	35.5
Total first lien	108.0	(14.0)	(2.1)	91.9
Second lien:
Closed-end second lien	(6.3)	(1.8)	(29.2)	(37.3)
HELOCs	(118.3)	22.5	106.2	10.4
Total second lien	(124.6)	20.7	77.0	(26.9)
Total U.S. RMBS	(16.6)	6.7	74.9	65.0
Other structured finance	27.5	31.6	(4.4)	54.7
Public finance	47.3	(23.9)	(0.7)	22.7
Total	$58.2	$14.4	$69.8	$142.4

	Net Expected Loss to be Paid as of December 31, 2009	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2010
	(in millions)
	(restated)	(restated)		(restated)
U.S. RMBS:
First lien:
Prime first lien	$—	$1.3	$—	$1.3
Alt-A first lien	20.6	17.3	0.9	38.8
Option ARM	17.4	40.6	(0.2)	57.8
Subprime	16.9	13.5	(0.7)	29.7
Total first lien	54.9	72.7	—	127.6
Second lien:
Closed-end second lien	17.4	(0.8)	(33.1)	(16.5)
HELOCs	(104.8)	(95.1)	(49.3)	(249.2)
Total second lien	(87.4)	(95.9)	(82.4)	(265.7)
Total U.S. RMBS	(32.5)	(23.2)	(82.4)	(138.1)
Other structured finance	19.7	120.7	(2.1)	138.3
Public finance	55.8	(7.1)	(26.8)	21.9
Total	$43.0	$90.4	$(111.3)	$22.1

(1)                                  Amounts include all expected payments whether or not the insured transaction VIE is consolidated.

(2)                                  Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(3)                                  Includes $6.1 million and $7.7 million in Third Quarter 2011 and 2010, respectively, and $26.8 million and $11.9 million for the Nine Months 2011 and 2010, respectively, in paid losses related to consolidated FG VIEs.

Expected LAE for mitigating claim liabilities were $5.0 million and $4.9 million as of September 30, 2011 and December 31, 2010, respectively. The Company used weighted-average risk-free rates ranging from 0% to 3.16% to discount expected loss to be paid as of September 30, 2011 and 0% to 5.34% as of December 31, 2010.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Reconciliation of Present Value of Net Expected Loss to be Paid

and Present Value of Net Expected Loss to be Expensed

	As of September 30,
	2011	2010
	(in millions)
Net expected loss to be paid	$142.4	$22.1
Less: net expected loss to be paid for FG VIEs	(28.2)	9.9
Total	170.6	12.2
Salvage and subrogation recoverable, net(1)	18.5	155.0
Loss and LAE reserve, net	(172.7)	(148.6)
Net expected loss to be expensed(2)	$16.4	$18.6

(1)           September 30, 2011 amount consists of gross salvage and subrogation amounts of $32.7 million net of ceded amounts of $14.2 million which is recorded in reinsurance balances payable. The September 30, 2010 amount consists of gross salvage and subrogation amounts of $218.2 million net of ceded amounts of $63.2 million which is recorded in reinsurance balances payable.

(2)           Excludes $3.1 million and $0 million as of September 30, 2011 and 2010, respectively, related to consolidated FG VIEs.

The Company’s Approach to Projecting Losses in U.S. RMBS

The Company projects losses in U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted to a present value using a risk-free rate. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default, and when, by first converting the projected near-term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on experience to date. Further detail regarding the assumptions and variables the Company used to

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime”.

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement or is in advanced discussions with an R&W provider (e.g., the Bank of America Agreement) where potential recoveries may be higher due to settlements, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made, while in first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the Company to reflect a percentage of the recoveries the Company believes it will achieve, which factor is derived based on the number of breaches identified to date and incorporated scenarios based on the amounts the Company was able to negotiate under the Bank of America Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted to a present value using a risk-free rate. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

U.S. RMBS Loss Projections

In both Third Quarter 2011 and the three-months period ended June 30, 2011 (“Second Quarter 2011”), the Company chose to use loss projection curves with generally the same shape as those used in the fourth quarter of 2010, including retaining the initial plateau period it had used in the fourth quarter of 2010. Other adjustments are described in the paragraph below. The Company’s RMBS projection methodology assumes that the housing and mortgage markets will eventually recover but are doing so at a slower than previously expected pace.

The scenarios used to project RMBS collateral losses in the Third Quarter 2011 were essentially the same as those used in the Second Quarter 2011, except that, (i) as noted above, based on its observation of the continued elevated levels of early stage delinquencies, the Company adjusted its loss projection curves by retaining the initial plateau periods to reflect its view that the recovery would be longer than it had anticipated in the Second Quarter 2011; and (ii) the Company introduced a higher loss severity assumption in two scenarios for subprime first lien RMBS transactions.

The scenarios used in Third Quarter 2011 were also the same as those employed at year-end 2010, with the following exceptions: (i) the retention of the initial plateau and higher stress subprime loss severity assumption just described; (ii) an increase in the expected period for reaching the final conditional default rate for second lien transactions from that used in the fourth quarter of 2010 was established for the three-months period ended March 31, 2011(“First Quarter 2011”) and retained in the Second andThird Quarter 2011; (iii) the initial Alt-A first lien and Option ARM loss severities were increased from 60% at year-end 2010 to 65% in the First Quarter 2011 and retained in the Second and Third Quarter 2011; and (iv) the Company’s probability weightings from the fourth quarter of 2010 were adjusted in First Quarter 2011 to reflect changes to each of its second lien scenarios and such adjustments were retained in the Second and Third Quarter 2011.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The Company also used generally the same methodology to project the credit received by the RMBS issuers for recoveries in R&W in Third Quarter 2011 as it used for the Second Quarter 2011 and at year-end 2010. The primary difference relates to the execution of the Bank of America Agreement and the inclusion of the terms of the agreement as a potential scenario in transactions not covered by the Bank of America Agreement in both the Second and Third Quarters 2011 that were not included at year-end 2010. As compared to year-end 2010, the Company calculated R&W credits for four first lien transactions where either it concluded it had the right to obtain loan files that it had not previously concluded were accessible or it anticipates receiving a benefit due to an agreement or potential agreement with an R&W provider.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed-end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one-to-four family home. A mortgage for a fixed amount secured by a second lien on a one-to-four family home is generally referred to as a closed-end second lien. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “Breaches of Representations and Warranties.”

The delinquency performance of HELOC and closed-end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.

The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the key assumptions used in the calculation of estimated expected loss to be paid for direct vintage 2004-2008 second lien U.S. RMBS.

Assumptions in Base Case Expected Loss Estimates

Second Lien RMBS(1)

HELOC Key Variables	As of September 30, 2011	As of June 30, 2011	As of March 31, 2011	As of December 31, 2010
Plateau conditional default rate	6.4-16.1%	9.2-19.0%	10.2-16.3%	10.0-19.4%
Final conditional default rate trended down to	0.5-2.2%	0.5-2.2%	0.5-2.2%	0.5-2.2%
Expected period until final conditional default rate	36 months	36 months	36 months	24 months
Initial conditional prepayment rate	5.0-9.5%	2.7-9.1%	4.7-11.4%	3.9-17.5%
Final conditional prepayment rate	10%	10%	10%	10%
Loss severity	98%	98%	98%	98%
Initial draw rate	0.0-0.2%	0.0-0.9%	0.0-1.0%	0.0-0.5%

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Closed-End Second Lien Key Variables	As of September 30, 2011	As of June 30, 2011	As of March 31, 2011	As of December 31, 2010
Plateau conditional default rate	5.8-18.1%	4.8-19.8%	7.2-28.9%	7.3-27.1%
Final conditional default rate trended down to	2.9-8.1%	2.9-8.1%	2.9-8.1%	2.9-8.1%
Expected period until final conditional default rate achieved	36 months	36 months	36 months	24 months
Initial conditional prepayment rate	0.3-11.7%	1.9-12.0%	1.2-12.6%	1.3-9.7%
Final conditional prepayment rate	10%	10%	10%	10%
Loss severity	98%	98%	98%	98%

(1)                                  Represents assumptions for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months’ conditional default rate is calculated by applying the liquidation rates to the current-period past-due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month conditional default rates is then used as the basis for the plateau period that follows the embedded five months of losses.

In the Third Quarter 2011 base scenario, the conditional default rate (the “plateau conditional default rate”) was held constant for one month. Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base scenario, the time over which the conditional default rate trends down to its final conditional default rate is 30 months (the same as Second Quarter 2011 but compared with 18 months at year-end 2010). Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one-month plateau period and 30 months of decrease to the steady state conditional default rate. This is the same as the Second Quarter 2011 but 12 months longer than the 24 months of total stress period used at year-end 2010. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates, but lower than the historical average, which reflects the Company’s continued uncertainty about performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the conditional prepayment rate at year-end 2010 and in the Second Quarter 2011. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 0.5%.

In estimating expected losses, the Company modeled and probability-weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

At September 30, 2011, the Company’s base case assumed a one-month conditional default rate plateau and a 30-month ramp-down (for a total stress period of 36 months). Increasing the conditional default rate plateau to four months and keeping the ramp-down at 30-months (for a total stress period of 39 months) would increase the expected loss by approximately $9.6 million for HELOC transactions and $1.0 million for closed-end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp-down to a 24 month assumption (for a total stress period of 30 months) would decrease the expected loss by approximately $8.9 million for HELOC transactions and $0.9 million for closed-end second lien transactions.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one-to-four family homes supporting the transactions. The collateral supporting “subprime” RMBS transactions consists of first lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher-risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A first lien.” The collateral supporting such transactions consists of first lien residential mortgage loans made to “prime” quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may be composed primarily of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.

The performance of the Company’s first lien RMBS exposures began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company’s original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data in Loan Performance and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years.

The following table shows liquidation assumptions for various delinquency categories.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

First Lien Liquidation Rates

	As of September 30, 2011	As of June 30, 2011	As of March 31, 2011	As of December 31, 2010
30-59 Days Delinquent
Alt-A first lien, Option ARM and Prime	50%	50%	50%	50%
Subprime	45	45	45	45
60-89 Days Delinquent
Alt-A first lien, Option ARM and Prime	65	65	65	65
Subprime	65	65	65	65
90-Bankruptcy
Alt-A first lien, Option ARM and Prime	75	75	75	75
Subprime	70	70	70	70
Foreclosure
Alt-A first lien, Option ARM and Prime	85	85	85	85
Subprime	85	85	85	85
Real Estate Owned
Alt-A first lien, Option ARM and Prime	100	100	100	100
Subprime	100	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant conditional default rate (i.e., the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

In the base case, each transaction’s conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 15% of its conditional default rate plateau); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the Company’s methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these historic high levels will continue for another year. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in September 2012 and, in the base scenario, decline over two years to 40%.

The following table shows the key assumptions used in the calculation of expected loss to be paid for direct vintage 2004-2008 first lien U.S. RMBS.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Key Assumptions in Base-Case Expected Loss Estimates of First Lien RMBS Transactions

	As of September 30, 2011	As of June 30, 2011	As of March 31, 2011	As of December 31, 2010
Alt-A First Lien
Plateau conditional default rate	2.9-15.5%	2.9-18.3%	2.7-18.0%	2.6-16.7%
Intermediate conditional default rate	0.4-2.3%	0.4-2.7%	0.4-2.7%	0.4-2.5%
Final conditional default rate	0.1-0.8%	0.1-0.9%	0.1-0.9%	0.1-0.8%
Initial loss severity	65%	65%	65%	60%
Initial conditional prepayment rate	0.0-14.5%	0.7-28.3%	5.6-40.5%	0.0-36.5%
Final conditional prepayment rate	10%	10%	10%	10%
Option ARM
Plateau conditional default rate	12.7-25.9%	13.1-32.1%	12.3-33.2%	11.7-32.3%
Intermediate conditional default rate	1.9-3.9%	2.0-4.8%	1.8-5.0%	1.8-4.8%
Final conditional default rate	0.6-1.3%	0.7-1.6%	0.6-1.7%	0.6-1.6%
Initial loss severity	65%	65%	65%	60%
Initial conditional prepayment rate	1.4-1.9%	4.0-7.2%	0.0-24.5%	1.0-17.7%
Final conditional prepayment rate	10%	10%	10%	10%
Subprime
Plateau conditional default rate	8.6-15.8%	7.7-13.9%	8.0-15.7%	9.0-13.6%
Intermediate conditional default rate	1.3-2.4%	1.2-2.1%	1.2-2.3%	1.3-2.0%
Final conditional default rate	0.4-0.8%	0.4-0.7%	0.4-0.8%	0.4-0.7%
Initial loss severity	80%	80%	80%	80%
Initial conditional prepayment rate	2.5-16.8%	0.0-5.3%	0.0-13.3%	1.2-13.5%
Final conditional prepayment rate	10%	10%	10%	10%

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

The ultimate performance of the Company’s first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management’s estimates of future performance.

In estimating expected losses, the Company modeled and probability-weighted sensitivities for first lien transactions by varying its assumptions of how fast recovery is expected to occur. The primary variable when modeling sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed conditional prepayment rates and the speed of recovery of loss severity rates. Beginning in the Third Quarter 2011, the Company also stressed the initial loss severity rates in subprime transactions. In a somewhat more stressful environment than that of the base case, where the conditional default rate recovery was more gradual, the loss severity begins at a higher rate than in the base case, and the final conditional prepayment rate was 15% rather than 10% and subprime loss severity rates were assumed to start higher, expected loss to be paid would increase by approximately $0.7 million for Alt-A first lien, $2.9 million for Option ARM, $4.0 million for subprime and $0.1 million for prime transactions. In an even more stressful scenario where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to start higher and recover only to 60%), expected loss to be paid would increase by approximately $5.2 million for Alt-A first lien, $11.0 million for Option ARM, $13.5 million for subprime and $0.6 million for prime transactions. The Company also considered a scenario where the recovery was faster than in its base case. In this scenario, where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, expected loss to be paid would decrease by approximately $3.1 million for Alt-A first lien, $6.1 million for Option ARM, $3.0 million for subprime and $0.4 million for prime transactions.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Breaches of Representations and Warranties

The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The Company’s success in these efforts resulted in two negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America as described under “Recoveries for Breaches of Representations and Warranties” in Note 3.

Additionally, for the RMBS transactions as to which the Company had not settled its claims for breaches of R&W as of September 30, 2011, the Company had performed a detailed review of approximately 4,250 second lien and 2,630 first lien defaulted loan files, representing approximately $295 million in second lien and $656 million in first lien outstanding par of defaulted loans underlying insured transactions. The Company identified approximately 3,820 second lien transaction loan files and approximately 2,420 first lien transaction loan files that breached one or more R&W regarding the characteristics of the loans such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The Company continues to review new files as new loans default and as new loan files are made available to it. The Company generally obtains the loan files from the originators or servicers (including master servicers). In some cases the Company requests loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the Company requests loan files for all charged-off loans. On first lien loans, the Company requests loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the Company started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off, become 60+ days delinquent or are liquidated. (The Company takes no repurchase credit for R&W breaches on loans that are expected to continue to perform.) As of September 30, 2011, the Company had reached agreement with R&W providers other than Bank of America for the repurchase of $10.2 million of second lien and $2.1 million of first lien mortgage loans. The $10.2 million for second lien loans represents the calculated repurchase price for 99 loans, and the $2.1 million for first lien loans represents the calculated repurchase price for nine loans. The repurchase proceeds are paid to the RMBS transactions and distributed in accordance with the payment priorities set out in the transaction agreements, so the proceeds are not necessarily allocated to the Company on a dollar-for-dollar basis. Much of the repurchase proceeds already agreed to by R&W providers other than Bank of America have already been paid to the RMBS transactions.

The Company has included in its net expected loss estimates as of September 30, 2011 an estimated benefit from loan repurchases related to breaches of R&W of $216.0 million, which includes amounts from Bank of America.  Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or, where potential recoveries may be higher due to settlements, that benefit is based on the agreement or probability of a potential agreement. For other transactions, the amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction’s breach rate on defaulted loans to projected defaults and applying a percentage of the recoveries the Company believes it will receive. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “Recovery Litigation” below for a description of the related legal proceedings the Company has commenced. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The calculation of expected recovery from breaches of R&W involved a variety of scenarios, which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W, to the Company realizing very limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability-weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company. In circumstances where potential recoveries may be higher due to settlements, the Company may adjust its recovery assumption for R&W.

The following table shows the balance sheet classification of estimated R&W benefits:

Balance Sheet Classification of R&W Benefit

	As of September 30, 2011			As of December 31, 2010 (restated)
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet
	(in millions)
Salvage and subrogation recoverable	$61.1	$(44.0)	$17.1	$136.9	$(7.6)	$129.3
Loss and LAE reserve	153.3	(38.2)	115.1	114.4	(39.6)	74.8
Unearned premium reserve	1.6	(1.2)	0.4	3.2	(1.1)	2.1
Total	$216.0	$(83.4)	$132.6	$254.5	$(48.3)	$206.2

The following table represents total estimated recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.

Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches,

Net of Reinsurance

	Future Net R&W Benefit at December 31, 2010	R&W Development and Accretion of Discount During Nine Months 2011	R&W Recovered During Nine Months 2011(1)	Future Net R&W Benefit at September 30, 2011(2)
	(in millions)
Prime first lien	$0.6	$0.9	$—	$1.5
Alt-A first lien	10.1	7.0	—	17.1
Option ARM	14.3	92.0	(20.0)	86.3
Subprime	—	—	—	—
Closed-end second lien	67.0	10.1	—	77.1
HELOC	162.5	20.9	(149.4)	34.0
Total	$254.5	$130.9	$(169.4)	$216.0

	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount During Nine Months 2010	R&W Recovered During Nine Months 2010(1)	Future Net R&W Benefit at September 30, 2010
	(in millions)
Prime first lien	$—	$0.5	$—	$0.5
Alt-A first lien	8.8	1.3	—	10.1
Option ARM	16.3	2.6	(2.1)	16.8
Subprime	—	—	—	—
Closed-end second lien	64.2	(1.1)	—	63.1
HELOC	193.4	4.1	(23.3)	174.2
Total	$282.7	$7.4	$(25.4)	$264.7

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  Gross amounts recovered are $232.5 million and $39.0 million for Nine Months 2011 and 2010, respectively.

(2)                                  Included in $216.0 million as of September 30, 2011 is $80.3 million attributable to deals covered by the settlement with Bank of America

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit as of September 30, 2011 and December 31, 2010

	Number of Risks(1) as of		Debt Service as of
	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
	(dollars in millions)
Prime first lien	1	1	$27.0	$28.6
Alt-A first lien	9	6	371.5	353.3
Option ARM	2	1	208.2	67.9
Subprime	—	—	—	—
Closed-end second lien	2	2	127.3	156.5
HELOC	3	3	502.8	492.3
Total	17	13	$1,236.8	$1,098.6

(1)                                  A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W:

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Inclusion of new deals with breaches of R&W during period	$—	$—	$23.5	$0.5
Change in recovery assumptions as the result of additional file review and recovery success	(8.2)	—	(4.9)	0.9
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	2.9	(3.7)	(5.2)	4.2
Results of Bank of America Agreement	24.3	—	116.4	—
Accretion of discount on balance	1.0	1.4	1.1	1.8
Total	$20.0	$(2.3)	$130.9	$7.4

The $130.9 million R&W development and accretion of discount during Nine Months 2011 in the table above resulted in large part from the Bank of America Agreement executed on April 14, 2011 related to the Company’s R&W claims and described under “Recoveries for Breaches of Representations and Warranties” in Note 3. The benefit of the Bank of America Agreement is included in the R&W credit for the transactions directly affected by the agreement. In addition, the Bank of America Agreement caused the Company to increase the probability of successful pursuit of R&W claims against other providers where the Company believed those providers were breaching at a similar rate. The remainder of the development during Nine Months 2011 primarily relates to the inclusion of one additional transaction with breaches of R&W during First Quarter 2011. The $20.0 million R&W development and accretion of discount during the Third Quarter 2011 in the table above primarily relates to additional recoveries for first lien transactions under the Bank of America Agreement in accordance with 80% loss sharing agreement.

The Company assumes that recoveries on HELOC and closed-end second lien loans that were not subject to the Bank of America Agreement will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A first lien, Option ARM and subprime loans will occur as claims are paid over

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement will be paid in full by March 31, 2012.

As of September 30, 2011, cumulative collateral losses on the eight first lien RMBS transactions subject to the Bank of America Agreement were approximately $65.6 million. The Company estimates that cumulative projected collateral losses for these first lien transactions will be $263.3 million, which will result in estimated gross expected losses to the Company of $44.4 million before considering R&W recoveries from Bank of America, and $0.8 million after considering such R&W recoveries.

XXX Life Insurance Transactions

The Company has insured $416.0 million of net par in XXX life insurance reserve securitizations based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. In particular, such credit losses in the investment portfolio could be realized in the event that circumstances arise resulting in the early liquidation of assets at a time when their market value is less than their intrinsic value.

The Company’s $416.0 million net par of XXX life insurance transactions includes, as of September 30, 2011, a total of $248.2 million rated BIG, consisting of Class A-2 Floating Rate Notes issued by Ballantyne Re p.l.c and Series A-1 Floating Rate Notes issued by Orkney Re II p.l.c (“Orkney Re II”). The Ballantyne Re and Orkney Re II XXX transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance provided by the investment manager, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2011, the Company’s projected expected loss to be paid was $35.5 million. The increase from the previous quarter of $16.5 million is due primarily to (i) revised estimates of investment performance provided by the investment manager and (ii) a reduction in the discount rate used to discount the projected losses.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $1.3 billion of net par of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs”.  Of that amount, $630.9 million is rated BIG.  The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers.

Of the $1.3 billion, $660.8 million was converted in June 2011 from CDS form to financial guaranty form.  Included in the amount converted are most of the TruPS CDOs currently rated BIG, including two TruPS CDOs for which the Company is projecting losses.  The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. For the Third Quarter 2011, the Company has projected expected losses to be paid for TruPS CDOs of $9.8 million.

Other Notable Loss or Claim Transactions

The preceding pages describe the asset classes in the financial guaranty portfolio that encompass most of the Company’s projected losses. The Company also projects losses on, or is monitoring particularly closely a number of other transactions, the most significant of which are described in the following paragraphs.

On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Alabama (Southern Division).  AGC has net exposure of $187.6 million to Jefferson County, of which $187.0 million is derived from reinsurance provided by AGC relating

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

to warrants issued by Jefferson County in respect of its sewer system. Jefferson County’s sewer revenue warrants are secured by a pledge of the net revenues of the sewer system, which should qualify as “special revenue” under Chapter 9.  Therefore, the Company believes that during Jefferson County’s Chapter 9 case, the net revenues of the sewer system should not be subject to an automatic stay and should continue to be applied to the payment of debt service on the sewer revenue warrants after the payment of sewer system operating expenses.  The Company has projected expected loss to be paid of $6.2 million as of September 30, 2011 on the sewer revenue warrants, which estimate is based on a number of probability-weighted scenarios.  The Company expects that bondholder rights will be enforced.  However, due to the early stage of the bankruptcy proceeding, and the circumstances surrounding Jefferson County’s debt, the nature of the action is uncertain.  The Company will continue to analyze developments in the matter closely.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC has filed lawsuits with regard to three second lien U.S. RMBS transactions insured, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to AGC, and failure to cure or repurchase defective loans identified by AGC to such persons. These transactions consist of the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 and the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3 transactions (in each of which AGC has sued Deutsche Bank AG affiliate DB Structured Products, Inc. and ACE Securities Corp.), and the SACO I Trust 2005-GP1 transaction (in which AGC has sued JPMorgan Chase & Co.’s affiliates EMC Mortgage Corporation, J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and JPMorgan Chase Bank, N.A.).  In these lawsuits, AGC seeks damages, including indemnity or reimbursement for losses.

In October 2011, AGC and its affiliate AGM brought an action in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) with regard to six first lien U.S. RMBS transactions insured by them. The two insured by AGC are CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. The complaint alleges breaches of R&W by DLJ in respect of the underlying loans in the transactions, breaches of contract by DLJ and Credit Suisse in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies, and failure by DLJ to cure or repurchase defective loans identified by AGC and AGM. In this lawsuit, AGC and AGM seek damages.

XXX Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”) sued J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. In January 2010, the court ruled against AGUK on a motion to dismiss filed by JPMIM, dismissing the AGUK’s claims for breaches of fiduciary duty and gross negligence on the ground that such claims are preempted by the Martin Act, which is New York’s blue sky law, such that only the New York Attorney General has the authority to sue JPMIM. AGUK appealed and, in November 2010, the Appellate Division (First Department) issued a ruling, ordering the court’s order to be modified to reinstate AGUK’s claims for breach of fiduciary duty and gross negligence and certain of its claims for breach of contract, in each case for claims accruing on or after June 26, 2007. In December 2010, JPMIM filed a motion for

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

permission to appeal to the Court of Appeals on the Martin Act issue; that motion was granted in February 2011 and oral argument on the appeal was heard on November 15, 2011.  Separately, at the trial court level, a preliminary conference order related to discovery was entered in February 2011 and discovery has commenced.

Net Loss Summary

The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.

Loss and LAE Reserve (Recovery)

Net of Reinsurance and Salvage and Subrogation Recoverable

	As of September 30, 2011			As of December 31, 2010
	Loss and LAE Reserve(1)	Salvage and Subrogation Recoverable(2)	Net	Loss and LAE Reserve(1)	Salvage and Subrogation Recoverable(2)	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1.2	$—	$1.2	$0.6	$—	$0.6
Alt-A first lien	35.5	—	35.5	27.4	—	27.4
Option ARM	17.1	—	17.1	48.5	—	48.5
Subprime	34.0	—	34.0	27.2	—	27.2
Total first lien	87.8	—	87.8	103.7	—	103.7
Second lien:
Closed-end second lien	4.6	44.0	(39.4)	6.0	16.2	(10.2)
HELOC	27.5	18.6	8.9	2.3	120.7	(118.4)
Total second lien	32.1	62.6	(30.5)	8.3	136.9	(128.6)
Total U.S. RMBS	119.9	62.6	57.3	112.0	136.9	(24.9)
Other structured finance	51.8	5.9	45.9	24.0	2.3	21.7
Public finance	21.4	1.7	19.7	44.4	1.3	43.1
Total financial guaranty	193.1	70.2	122.9	180.4	140.5	39.9
Effect of consolidating FG VIEs	(20.4)	(51.7)	31.3	(17.4)	(8.9)	(8.5)
Total(1)	$172.7	$18.5	$154.2	$163.0	$131.6	$31.4

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                 The September 30, 2011 loss and LAE consists of $302.2 million loss and LAE reserve, net of $129.5 million of reinsurance recoverable on unpaid losses. The December 31, 2010 loss and LAE consists of $231.1 million loss and LAE reserve net of $68.1 million of reinsurance recoverable on unpaid losses.

(2)                                  Salvage and subrogation recoverable is net of $14.2 million and $52.4 million in ceded salvage and subrogation recorded in “reinsurance balances payable” at September 30, 2011 and December 31, 2010, respectively. The decrease from December 31, 2010 to September 30, 2011, primarily represents cash collected under the Bank of America Agreement.

The following table presents the loss and LAE by sector for financial guaranty insurance contracts that was recorded in the consolidated statements of operations. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.

Loss and LAE Reported

on the Consolidated Statements of Operations

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
		(restated)		(restated)
Financial Guaranty:
U.S. RMBS:
First lien:
Prime first lien	$(0.4)	$0.3	$0.6	$0.3
Alt-A first lien	7.8	0.6	10.0	5.2
Option ARM	(9.0)	6.8	(31.1)	24.6
Subprime	0.8	(1.0)	7.4	5.6
Total first lien	(0.8)	6.7	(13.1)	35.7
Second lien:
Closed-end second lien	11.9	3.2	(0.4)	(3.2)
HELOC	(3.8)	4.8	20.0	16.3
Total second lien	8.1	8.0	19.6	13.1
Total U.S. RMBS	7.3	14.7	6.5	48.8
Other structured finance	24.6	4.3	29.7	10.1
Public finance	(20.6)	(0.7)	(24.5)	(5.1)
Total financial guaranty	11.3	18.3	11.7	53.8
Other	—	—	—	—
Subtotal	11.3	18.3	11.7	53.8
Effect of consolidating FG VIEs	(14.8)	0.5	(15.4)	0.5
Total loss and LAE (recoveries)	$(3.5)	$18.8	$(3.7)	$54.3

The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG as of September 30, 2011 and December 31, 2010:

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Financial Guaranty Insurance BIG Transaction Loss Summary

September 30, 2011

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG,	Effect of Consolidating
	Gross	Ceded	Gross	Ceded	Gross	Ceded	Net(1)	VIEs	Total
	(dollars in millions)
Number of risks(2)	84	(32)	38	(21)	51	(12)	173	—	173
Remaining weighted-average contract period (in years)	13.9	12.5	9.7	9.0	13.5	15.7	12.5	—	12.5
Net outstanding exposure:
Principal	$2,406.3	$(532.1)	$1,021.4	$(192.0)	$2,132.1	$(973.8)	$3,861.9	$—	$3,861.9
Interest	1,499.8	(240.1)	470.7	(82.6)	513.9	(160.2)	2,001.5	—	2,001.5
Total	$3,906.1	$(772.2)	$1,492.1	$(274.6)	$2,646.0	$(1,134.0)	$5,863.4	$—	$5,863.4
Expected cash outflows (inflows)	$113.6	$(16.5)	$311.8	$(42.4)	$521.8	$(254.7)	$633.6	$(119.5)	$514.1
Potential recoveries(3)	(92.5)	12.2	(131.9)	13.2	(229.9)	51.4	(377.5)	126.8	(250.7)
Subtotal	21.1	(4.3)	179.9	(29.2)	291.9	(203.3)	256.1	7.3	263.4
Discount	(8.1)	2.4	(76.2)	10.9	(135.9)	93.2	(113.7)	20.9	(92.8)
Present value of expected cash flows	$13.0	$(1.9)	$103.7	$(18.3)	$156.0	$(110.1)	$142.4	$28.2	$170.6
Unearned premium reserve	$5.3	$(0.6)	$7.6	$(1.4)	$24.1	$(13.3)	$21.7	$(4.5)	$17.2
Reserves (salvage)(4)	$8.9	$(1.7)	$96.3	$(17.0)	$132.2	$(95.8)	$122.9	$31.3	$154.2

 Financial Guaranty Insurance BIG Transaction Loss Summary

December 31, 2010

	BIG Categories (restated)
	BIG 1		BIG 2		BIG 3		Total BIG,	Effect of Consolidating
	Gross	Ceded	Gross	Ceded	Gross	Ceded	Net(1)	VIEs	Total
	(dollars in millions)
Number of risks(2)	61	(24)	44	(24)	48	(10)	153	—	153
Remaining weighted-average contract period (in years)	14.3	13.7	7.0	6.7	13.2	15.8	11.1	—	11.1
Net outstanding exposure:
Principal	$1,478.9	$(297.9)	$1,215.7	$(222.3)	$2,151.8	$(982.2)	$3,344.0	$—	$3,344.0
Interest	1,063.8	(181.0)	346.7	(62.6)	525.6	(165.0)	1,527.5	—	1,527.5
Total	$2,542.7	$(478.9)	$1,562.4	$(284.9)	$2,677.4	$(1,147.2)	$4,871.5	$—	$4,871.5
Expected cash outflows (inflows)	$6.6	$(2.6)	$316.7	$(49.2)	$883.0	$(203.5)	$951.0	$(93.1)	$857.9
Potential recoveries(3)	(2.7)	0.2	(64.2)	10.4	(845.6)	103.3	(798.6)	77.2	(721.4)
Subtotal	3.9	(2.4)	252.5	(38.8)	37.4	(100.2)	152.4	(15.9)	136.5
Discount	(0.9)	0.2	(114.4)	17.4	(92.1)	95.6	(94.2)	6.5	(87.7)
Present value of expected cash flows	$3.0	$(2.2)	$138.1	$(21.4)	$(54.7)	$(4.6)	$58.2	$(9.4)	$48.8
Unearned premium reserve	$4.5	$(1.0)	$11.3	$(1.6)	$34.9	$(14.5)	$33.6	$(2.1)	$31.5
Reserves (salvage)(4)	$2.8	$(2.0)	$128.0	$(21.3)	$(76.4)	$8.8	$39.9	$(8.5)	$31.4

(1)                                  Includes BIG amounts related to FG VIEs.

(2)                                  A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(3)                                  Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(4)                                  See table “Components of net reserves (salvage)”.

Components of Net Reserves (Salvage)

	As of September 30, 2011	As of December 31, 2010
	(in millions)
Loss and LAE reserve	$302.2	$231.1
Reinsurance recoverable on unpaid losses	(129.5)	(68.1)
Salvage and subrogation recoverable	(32.7)	(184.0)
Salvage and subrogation payable(1)	14.2	52.4
Total	$154.2	$31.4

(1)                                  Recorded as a component of reinsurance balances payable.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company. In particular, with respect to variable rate demand obligations (“VRDO”) for which a bank has agreed to provide a liquidity facility, a downgrade of the insurer may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond” rate that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%-3.00%, often with a floor of 7%, and capped at the maximum legal limit). In the event that the bank holds such bonds for longer than a specified period of time, usually 90-180 days, additionally the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to the insurer under its financial guaranty policy. As of the date of this filing, AGC has insured approximately $0.2 billion of par of VRDO issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. For a number of such obligations, a downgrade of the insurer below A+, in the case of S&P, or below A1, in the case of Moody’s Investor Services, Inc. (“Moody’s”), triggers the ability of the bank to notify bondholders of the termination of the liquidity facility and to demand accelerated repayment of bond principal over a period of five to ten years. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

6. Fair Value Measurement

The Company carries the majority of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based hypothetically, on a market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third-party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure such as collateral rights.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, constraints on liquidity and unobservable parameters. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During 2011, no changes were made to the Company’s valuation models that had or are expected to have a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with level 1 being the highest and level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. All three levels require the use of observable market data when available.

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between levels 1, 2 and 3 quarterly to determine, based on the definitions provided, whether a transfer is necessary. The committed capital securities (“CCS”) and certain RMBS securities in the investment portfolio were transferred to Level 3 on the fair value hierarchy in Third Quarter 2011 and the first quarter of 2010, respectively, because the Company was no longer able to obtain the same level of pricing information as in past quarters.

In May 2011, the FASB issued new guidance that develops common requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and international financial reporting standards. The new guidance does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal year 2012. Early

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

application by public entities is not permitted. Accordingly, the Company has not yet adopted this guidance and is evaluating the impact of this pronouncement.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value

As of September 30, 2011

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$494.9	$—	$494.9	$—
Obligations of state and political subdivisions	1,659.7	—	1,659.7	—
Corporate securities	203.4	—	203.4	—
Mortgage-backed securities:
RMBS	135.2	—	121.1	14.1
Commercial Mortgage-Backed Securities (“CMBS”)	87.7	—	87.7	—
Asset-backed securities	17.6	—	11.7	5.9
Foreign government securities	89.0	—	89.0	—
Total fixed maturity securities	2,687.5	—	2,667.5	20.0
Short-term investments	215.4	10.1	205.3	—
Credit derivative assets	300.5	—	—	300.5
FG VIEs’ assets, at fair value	800.1	—	—	800.1
Other assets(1)	25.7	13.3	—	12.4
Total assets carried at fair value	$4,029.2	$23.4	$2,872.8	$1,133.0
Liabilities:
Credit derivative liabilities	$690.5	$—	$—	$690.5
FG VIEs’ liabilities with recourse, at fair value	488.7	—	—	488.7
FG VIEs’ liabilities without recourse, at fair value	384.1	—	—	384.1
Total liabilities carried at fair value	$1,563.3	$—	$—	$1,563.3

Fair Value Hierarchy of Financial Instruments Carried at Fair Value

As of December 31, 2010

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
	(restated)	(restated)		(restated)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$484.3	$—	$484.3	$—
Obligations of state and political subdivisions	1,437.5	—	1,437.5	—
Corporate securities	224.8	—	224.8	—
Mortgage-backed securities:
RMBS	100.7	—	77.7	23.0
CMBS	80.3	—	80.3	—
Asset-backed securities	59.3	—	47.6	11.7
Foreign government securities	89.2	—	89.2	—
Total fixed maturity securities	2,476.1	—	2,441.4	34.7
Short-term investments	235.7	13.6	222.1	—
Credit derivative assets	399.5	—	—	399.5
FG VIEs’ assets, at fair value	966.0	—	—	966.0
Other assets(1)	21.4	10.3	11.1	—
Total assets carried at fair value	$4,098.7	$23.9	$2,674.6	$1,400.2
Liabilities:
Credit derivative liabilities	$1,357.7	$—	$—	$1,357.7
FG VIEs’ liabilities with recourse, at fair value	519.9	—	—	519.9
FG VIEs’ liabilities without recourse, at fair value	495.7	—	—	495.7
Total liabilities carried at fair value	$2,373.3	$—	$—	$2,373.3

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  Includes fair value of CCS and supplemental executive retirement account assets.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of financial instruments whose fair value included significant unobservable inputs (Level 3).

Fair Value Level 3 Roll Forward

Recurring Basis

	Third Quarter 2011
	Fixed Maturity Securities							Credit	FG VIEs’ Liabilities	FG VIEs’ Liabilities
	RMBS		Asset- Backed Securities	FG VIEs’ Assets, at Fair Value		Other Assets		Derivative Asset (Liability), net(5)	with Recourse, at Fair Value	without Recourse, at Fair Value
	(in millions)
Fair value at June 30, 2011	$18.1		$9.0	$927.4		$—		$(1,256.5)	$(555.9)	$(434.2)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	(1.0	)(2)	0.6 (2)	(107.0	)(3)	0.7	(4)	864.0 (6)	51.7 (3)	32.4 (3)
Other comprehensive income (loss)	(1.9)		(3.6)	—		—		—	—	—
Sales	(1.1)		(0.1)	—		—		—	—	—
Settlements	—		—	(20.3)		—		2.5	15.5	17.7
FG VIE consolidations	—		—	—		—		—	—	—
Transfers into Level 3	—		—	—		11.7		—	—	—
Fair value at September 30, 2011	$14.1		$5.9	$800.1		$12.4		$(390.0)	$(488.7)	$(384.1)
Change in unrealized gains/(losses) related to financial instruments held at September 30, 2011	$(1.9)		$(3.6)	$(71.7)		$0.7		$870.6	$51.7	$18.5

	Third Quarter 2010 (restated)
	Fixed Maturity Securities						Credit Derivative		FG VIEs’	FG VIEs’ Liabilities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets, at Fair Value		Asset (Liability), net(5)		Liabilities with Recourse, at Fair Value	without Recourse, at Fair Value
	(in millions)
Fair value at June 30, 2010	$35.9		$—		$392.4		$(594.5)		$(437.4)	$(12.5)
Total pretax realized and unrealized gains/(losses) recorded in(1)
Net income (loss)	(2.4	)(2)	—	(2)	16.9	(3)	(174.5	)(6)	8.7 (3)	(1.3	)(3)
Other comprehensive income (loss)	1.6		0.3		—		—		—	—
Purchases, issuances, sales, settlements, net	0.1		10.2		(4.9)		(31.9)		2.2	1.7
Transfers in and/or out of Level 3	—		—		—		—		—	—
Fair value at September 30, 2010	$35.2		$10.5		$404.4		$(800.9)		$(426.5)	$(12.1)
Change in unrealized gains/(losses) related to financial instruments held at September 30, 2010	$1.6		$0.3		$17.9		$(203.2)		$(3.2)	$(0.5)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	Nine Months 2011
	Fixed Maturity Securities						Credit Derivative	FG VIEs’	FG VIEs’ Liabilities
	RMBS	Asset- Backed Securities	FG VIEs’ Assets, at Fair Value		Other Assets		Asset (Liability), net(5)	Liabilities with Recourse, at Fair Value	without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2010	$23.0	$11.7	$966.0		$—		$(958.2)	$(519.9)	$(495.7)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1.1 (2)	0.7 (2)	(120.4	)(3)	0.7	(4)	565.9 (6)	22.5 (3)	56.1 (3)
Other comprehensive income (loss)	10.9	(6.4)	—		—		—	—	—
Sales	(9.4)	(0.1)	—		—		—	—	—
Settlements	—	—	(63.6)		—		2.3	54.1	55.5
FG VIE consolidations	(11.5)	—	18.1		—		—	(45.4)	—
Transfers into Level 3	—	—	—		11.7		—	—	—
Fair value at September 30, 2011	$14.1	$5.9	$800.1		$12.4		$(390.0)	$(488.7)	$(384.1)
Change in unrealized gains/(losses) related to financial instruments held at September 30, 2011	$10.9	$(6.4)	$23.8		$0.7		$598.7	$29.4	$(44.3)

	Nine Months 2010 (restated)
	Fixed Maturity Securities						Credit Derivative	FG VIEs’		FG VIEs’ Liabilities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets, at Fair Value		Asset (Liability), net(5)	Liabilities with Recourse, at Fair Value		without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2009	$—		$—		$—		$(824.7)	$—		$—
Adoption of new accounting standard	—		—		348.3		—	(390.3)		(18.1)
Fair value at January 1, 2010	—		—		348.3		(824.7)	(390.3)		(18.1)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1.2	(2)	—	(2)	71.4	(3)	59.4 (6)	(43.7	)(3)	(0.3	)(3)
Other comprehensive income (loss)	(5.8)		0.3		—		—	—		—
Purchases, issuances, sales, settlements, net	2.7		10.2		(15.3)		(35.6)	7.5		6.3
Transfers in and/or out of Level 3	37.1		—		—		—	—		—
Fair value at September 30, 2010	$35.2		$10.5		$404.4		$(800.9)	$(426.5)		$(12.1)
Change in unrealized gains/(losses) related to financial instruments held at September 30, 2010	$(5.8)		$0.3		$74.8		$19.0	$15.8		$(5.4)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)                                  Included in net realized investment gains (losses) and net investment income.

(3)                                  Included in net change in fair value of FG VIEs.

(4)                                  Recorded in fair value gain (loss) on committed capital securities.

(5)                              Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)                                  Reported in net change in fair value of credit derivatives.

The carrying amount and estimated fair value of financial instruments are presented in the following table:

Fair Value of Financial Instruments

	As of September 30, 2011		As of December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
			(restated)	(restated)
Assets:
Fixed maturity securities	$2,687.5	$2,687.5	$2,476.1	$2,476.1
Short-term investments	215.4	215.4	235.7	235.7
Other invested assets	12.5	12.5	12.5	12.5
Credit derivative assets	300.5	300.5	399.5	399.5
FG VIEs’ assets, at fair value	800.1	800.1	966.0	966.0
Other assets	25.7	25.7	21.4	21.4
Liabilities:
Financial guaranty insurance contracts(1)	839.0	348.3	765.6	979.2
Note payable to affiliate	300.0	270.3	300.0	300.9
Credit derivative liabilities	690.5	690.5	1,357.7	1,357.7
FG VIEs’ liabilities with recourse, at fair value	488.7	488.7	519.9	519.9
FG VIEs’ liabilities without recourse, at fair value	384.1	384.1	495.7	495.7

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance. Fair value measurement is Level 3 in the fair value hierarchy.

7. Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts accounted for as derivatives (primarily CDS) that meet the definition of a derivative in accordance with GAAP. Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. See “Net Change in Fair Value of Credit Derivatives.”

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 6.1 years at September 30, 2011 and 6.4 years at December 31, 2010. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of September 30 2011				As of December 31, 2010
Asset Type	Net Par Outstanding	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/Collateralized bond obligations	$12,957	37.5%	35.5%	AAA	$16,648	36.2%	32.9%	AAA
Synthetic investment grade pooled corporate	702	30.0	30.1	AAA	702	30.0	30.1	AAA
TruPS CDOs	3,474	46.9	31.3	BB	4,360	47.0	31.5	BB+
Market value collateralized debt obligations of corporate obligations	2,848	39.3	22.6	AAA	2,729	44.9	39.6	AAA
Total pooled corporate obligations	19,981	39.1	32.7	AA+	24,439	38.9	33.3	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	3,259	19.6	13.0	B+	3,656	19.7	17.0	B+
Subprime first lien	3,161	30.1	54.0	A+	3,389	27.9	50.4	A+
Prime first lien	342	10.9	9.1	B	390	10.9	10.3	B
HELOCs	9	—	—	AA-	10	—	—	AA-
Total U.S. RMBS	6,771	24.0	31.7	BBB-	7,445	23.1	32.4	BBB-
CMBS	3,646	33.9	40.1	AAA	5,461	29.8	31.3	AAA
Other	4,290	—	—	A+	5,224	—	—	AA-
Total	$34,688			AA	$42,569			AA

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                     Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TruPS CDOs industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligations (“CLOs”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions, which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry-specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers while CLOs typically contain primarily senior secured obligations. Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs. In June 2011, approximately $660.8 million of CDS written on TruPS CDOs were converted to financial guaranty policies.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.9 billion of exposure to several pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $2.4 billion of exposure in “Other” CDS contracts comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS securities, infrastructure, regulated utilities and consumer receivables.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The following table summarizes net par outstanding by rating of the credit derivatives portfolio.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	September 30, 2011		December 31, 2010
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$7,805	22.5%	$9,325	21.9%
AAA	14,057	40.5	17,799	41.8
AA	2,331	6.7	3,232	7.6
A	2,268	6.5	2,999	7.0
BBB	2,456	7.1	3,322	7.8
BIG	5,771	16.7	5,892	13.9
Total credit derivative net par outstanding	$34,688	100.0%	$42,569	100.0%

The following table presents details about the Company’s U.S. RMBS CDS by vintage.

U.S. Residential Mortgage-Backed Securities

	September 30, 2011				Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Internal Rating	Third Quarter 2011	Nine Months 2011
					(in millions)
2004 and Prior	$108	6.2%	19.4%	A	$2.5	$(0.5)
2005	2,333	30.4	64.5	AA-	9.5	(3.5)
2006	1,047	29.3	35.4	BBB+	88.2	1.7
2007	3,283	18.6	10.5	B	698.1	535.4
Total	$6,771	24.0%	31.7%	BBB-	$798.3	$533.1

(1)                                  Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The following table presents additional details about the Company’s CMBS transactions by vintage:

Commercial Mortgage-Backed Securities

	September 30, 2011				Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Internal Rating	Third Quarter 2011	Nine Months 2011
					(in millions)
2004 and Prior	$212	29.8%	57.4%	AAA	$0.2	$—
2005	507	17.8	31.2	AAA	(0.1)	(0.2)
2006	1,732	33.6	38.8	AAA	0.6	9.1
2007	1,195	42.6	43.8	AAA	(0.9)	(1.0)
Total	$3,646	33.9%	40.1%	AAA	$(0.2)	$7.9

(1)                                  Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Net Change in Fair Value of Credit Derivatives

The following table disaggregates the components of net change in fair value of credit derivatives.

Net Change in Fair Value of Credit Derivatives

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Net credit derivative premiums received and receivable	$15.2	$19.3	$53.4	$57.0
Net ceding commissions (paid and payable) received and receivable	1.6	1.9	5.5	5.8
Realized gains on credit derivatives	16.8	21.2	58.9	62.8
Termination losses	—	—	(17.4)	—
Net credit derivative losses (paid and payable) recovered and recoverable	(21.0)	7.2	(54.0)	(17.2)
Total realized gains and other settlements on credit derivatives	(4.2)	28.4	(12.5)	45.6
Net unrealized gains (losses) on credit derivatives	868.2	(202.9)	578.4	13.8
Net change in fair value of credit derivatives	$864.0	$(174.5)	$565.9	$59.4

In Third Quarter 2011 and Nine Months 2011, CDS contracts totaling $1.2 billion and $5.9 billion, respectively, in net par were terminated. Credit derivative revenues included $1.4 million in Third Quarter 2011 and $8.1 million in Nine Months 2011, of acceleration of future premium revenues for the terminated CDS and are included in the table above in the “net credit derivative premiums received and receivable” line item. In addition, the Company paid $17.4 million to terminate several CMBS CDS transactions in the Second Quarter 2011 which carried high rating agency capital charges. Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, and the issuing company’s own credit rating credit spreads and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives is expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives

By Sector

	Third Quarter		Nine Months
Asset Type	2011	2010	2011	2010
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$2.1	$(0.8)	$5.4	$2.2
Synthetic investment grade pooled corporate	(0.1)	(0.2)	(0.3)	(0.3)
TruPS CDOs	63.4	(9.7)	37.2	42.1
Market value CDOs of corporate obligations	0.1	(0.3)	(0.2)	(0.2)
Total pooled corporate obligations	65.5	(11.0)	42.1	43.8
U.S. RMBS:
Option ARM and Alt-A first lien	615.2	(157.9)	440.2	(34.3)
Subprime first lien	96.2	(7.8)	16.5	(6.9)
Prime first lien	86.9	(14.7)	76.4	1.7
Total U.S. RMBS	798.3	(180.4)	533.1	(39.5)
CMBS	(0.2)	0.3	7.9	8.6
Other(1)	4.6	(11.8)	(4.7)	0.9
Total	$868.2	$(202.9)	$578.4	$13.8

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  “Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities and pooled infrastructure securities.

Components of Credit Derivative Assets (Liabilities)

	As of September 30, 2011	As of December 31, 2010
	(in millions)
		(restated)
Credit derivative assets	$300.5	$399.5
Credit derivative liabilities	(690.5)	(1,357.7)
Net fair value of credit derivatives	(390.0)	(958.2)
Less: Effect of AGC credit spread	3,013.1	1,973.8
Fair value of credit derivatives before effect of AGC credit spread	$(3,403.1)	$(2,932.0)

Net Fair Value and Expected Losses of Credit Derivatives by Sector

As of September 30, 2011

Asset Type	Credit Derivative Asset (Liability), net	Present Value of Expected Net Claim Payments(2)
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$1.5	$—
Synthetic investment grade pooled corporate	1.3	—
TruPS CDOs	21.3	(54.5)
Market value CDOs of corporate obligations	3.1	—
Total pooled corporate obligations	27.2	(54.5)
U.S. RMBS:
Option ARM and Alt-A first lien	(249.3)	(174.5)
Subprime first lien	(3.4)	(71.0)
Prime first lien	(1.3)	—
Total U.S. RMBS	(254.0)	(245.5)
CMBS	(3.5)	—
Other(1)	(159.7)	(58.7)
Total	$(390.0)	$(358.7)

(1)                                  “Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities and pooled infrastructure securities.

(2)                                  Represents amount in excess of the present value of future installment fees to be received of $28.5 million. Includes R&W on credit derivatives of $163.2 million.

One of the key assumptions of the Company’s internally developed model is gross spread and how that gross spread is allocated.

Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate (“LIBOR”). Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions. Gross spread on a financial guaranty accounted for as CDS is allocated among:

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

1.                                       the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.                                       premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

3.                                       the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

The premium the Company receives is referred to as the “net spread.” The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts. Given the current market conditions and the Company’s own credit spreads, the fair value of the Company’s CDS contracts are calculated using this minimum premium.

The Company’s fair value model inputs are gross spread, credit spreads on risks assumed and credit spreads on the Company’s name. Gross spread is an input into the Company’s fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company’s estimate of the fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and the contractual premium for each individual credit derivative contract. Gross spread was an observable input that the Company historically obtained for deals it had closed or bid on in the market place prior to the credit crisis. The Company uses these historical gross spreads as a reference point to estimate fair value in current reporting periods.

In Third Quarter 2011, U.S. RMBS unrealized fair value gains were generated primarily in the Alt-A, Option ARM, prime first lien and subprime RMBS sectors due to narrower implied net spreads. The narrower implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Effect of the Company’s Credit Spread on Credit Derivatives Fair Value

	As of September 30, 2011	As of June 30, 2011	As of December 31, 2010	As of June 30, 2010	As of December 31, 2009
	(dollars in millions)
Quoted price of AGC CDS contract (in basis points)	1,351	634	804	1,010	634

The fair value of CDS contracts at September 30, 2011, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of subprime RMBS and Alt-A first lien deals, as well as trust-preferred securities. When looking at September 30, 2011, compared with December 31, 2010, there was widening of spreads primarily relating to the Company’s Alt-A first lien and subprime RMBS transactions, as well as the Company’s trust-preferred securities. This widening of spreads resulted in a loss of approximately $471.1 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high-yield CDO and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

Ratings Sensitivities of Credit Derivative Contracts

The Company has $2.4 billion in CDS par insured that have rating triggers that allow the CDS counterparty to terminate in the case of a rating downgrade of AGC. If the ratings of AGC were reduced below certain levels and its counterparty elected to terminate the CDS, AG Financial Products Inc. (“AGFP”) could be required to make a termination payment on certain of its credit derivative contracts as determined under the relevant documentation. Under certain documents, AGFP may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third- party or seeking a third-party guaranty of the obligations of AGC. AGFP currently has three ISDA master agreements under which the applicable counterparty could elect to terminate transactions upon a rating downgrade of AGC. If AGC’s ratings were downgraded to BBB- or Baa3, $89 million in par insured could be terminated by one counterparty; and if AGC’s ratings were downgraded to BB+ or Ba1, approximately $2.4 billion in par insured could be terminated by the other two counterparties. The obligations of AGFP under these ISDA master agreements are insured by AGC. The Company does not believe that it can accurately estimate the termination payments AGFP could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with AGFP. These payments could have a material adverse effect on the Company’s liquidity and financial condition.

Under a limited number of other CDS contracts, AGC may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For certain of such contracts, this requirement is based on a mark-to-market valuation, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGC’s ratings decline. Under other contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain amount. As of September 30, 2011, and without giving effect to thresholds that apply at current ratings, the amount of par that is subject to collateral posting is approximately $15.3 billion, for which AGC has agreed to post approximately $773.6 million of collateral. AGC may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to the collateral posting. Counterparties have agreed that for approximately $14.8 billion of that $15.3 billion, the maximum amount that AGC could be required to post is capped at $625 million at current rating levels (which amount is included in the $773.6 million that AGC has agreed to post). Such cap increases by $50 million to $675 million in the event AGC’s ratings are downgraded to A+ or A3.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

8. Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. The Company does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has either of them acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first-loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first-loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

A VIE is consolidated when the Company is deemed to be the control party. Under GAAP, the Company is deemed to be the control party typically when its protective rights give it power to both terminate and replace the deal servicer.

AGC is not primarily liable for the debt obligations issued by the FG VIEs it insures and would only be required to make payments on the debt obligations that it has insured in the event that the issuer of such debt obligations defaults on any principal or interest due. The Company’s creditors do not have any rights with regard to the assets of the FG VIEs. Proceeds from sales, maturities, prepayments and interest from FG VIE assets may only be used to pay debt service on FG VIE liabilities.

Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for claim payments paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5.

During Third Quarter 2011, the Company determined that, based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the FG VIEs’ most significant activities, seven FG VIEs required consolidation, consistent with the total numbers of FG VIEs consolidated at June 30, 2011.

The total unpaid principal balance for the FG VIEs’ assets that were 90 days or more past due was approximately $328.3 million and $429.4 million as of September 30, 2011 and December 31, 2010, respectively. The change in the instrument-specific credit risk of the FG VIEs assets for Third Quarter and Nine Months 2011 were losses of $18.5 million and $53.3 million, and gains of $32.0 million and $77.6 million for Third Quarter and Nine Months 2010, respectively. The difference between the aggregate unpaid principal and aggregate fair value of the FG VIEs liabilities was approximately $789.5 million and $722.9 million at September 30, 2011 and December 31, 2010, respectively.

The trustee reports of the consolidated FG VIEs are prepared by outside parties and are not available within the time constraints that the Company requires to ensure the financial accuracy of the operating results. As such, the financial results of the FG VIEs are consolidated on a lag; however, the Company adjusts the financial statements for the effects of material events occurring from the lag period until the balance sheet date. The Company has elected the fair value option for assets and liabilities classified as FG VIEs’ assets and liabilities. Upon consolidation of FG VIEs the Company elected the fair value option because the carrying amount transition method was not practical.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets held by FG VIEs that collateralize their respective debt obligations.

Consolidated FG VIEs

By Type of Collateral

	As of September 30, 2011			As of December 31, 2010 (restated)
	Number of VIEs	Assets	Liabilities	Number of VIEs	Assets	Liabilities
	(dollars in millions)
Alt-A second liens	6	$506.0	$578.7	4	$661.2	$710.8
Life insurance	1	294.1	294.1	1	304.8	304.8
Total	7	$800.1	$872.8	5	$966.0	$1,015.6

Gross Par Outstanding for FG VIEs’ Liabilities

With Recourse

	As of September 30, 2011	As of December 31, 2010
	(in millions)
Gross par outstanding for FG VIEs’ liabilities with recourse	$780.0	$742.5

FG VIEs’ liabilities insured by the Company are considered to be with recourse, since the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities not insured by the Company are considered to be non-recourse, since the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

Contractual maturities of FG VIE liabilities with recourse are due in 2027, 2037, and 2038 for the amounts of $53.0 million, $684.6 million and $42.4 million, respectively.

The table below shows the income statement impact of the consolidated VIEs:

Effect of Consolidating FG VIEs on Net Income

and Shareholder’s Equity

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
		(restated)		(restated)
Net earned premiums	$(0.5)	$(0.3)	$(0.8)	$(1.0)
Net investment income	(0.7)	—	(1.4)	—
Net change in fair value of financial guaranty variable interest entities	(15.1)	20.2	(74.4)	23.3
Loss and loss adjustment expenses	14.7	(0.5)	15.4	(0.5)
Total pretax effect on net income	(1.6)	19.4	(61.2)	21.8
Less: tax provision (benefit)	(0.6)	6.8	(21.4)	7.6
Total effect on net income	$(1.0)	$12.6	$(39.8)	$14.2

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	As of September 30, 2011	As of December 31, 2010 (restated)
	(in millions)
Total effect on shareholders’ equity	$(73.5)	$(35.2)

Non-Consolidated VIEs

To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the Company’s consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4.

9. Investments

Fixed Maturity Securities and Short-Term Investments

Net Investment Income

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Income from fixed maturity securities	$24.0	$20.4	$74.1	$64.5
Income from short-term investments	0.0	0.1	0.2	0.5
Gross investment income	24.0	20.5	74.3	65.0
Investment expenses	(0.8)	(0.7)	(2.0)	(1.8)
Net investment income	$23.2	$19.8	$72.3	$63.2

Net investment income increased due primarily to a shift to longer term assets and higher invested balances. Accrued investment income was $29.5 million and $28.4 million as of September 30, 2011 and December 31, 2010, respectively.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Realized gains on investment portfolio	$0.4	$(0.1)	$5.4	$3.9
Realized losses on investment portfolio	(0.1)	0.0	(2.3)	(1.2)
Other-than-temporary impairment (“OTTI”):
Intent to sell	—	—	(2.0)	(0.4)
Credit component of OTTI securities	(1.0)	—	(1.7)	—
OTTI	(1.0)	—	(3.7)	(0.4)
Net realized investment gains (losses)	(0.7)	$(0.1)	$(0.6)	$2.3

The following table presents the roll forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income (“OCI”).

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Balance, beginning of period	$2.3	$1.6	$1.6	$1.6
Additions for credit losses on securities for which an OTTI was not previously recognized	0.4	—	0.4	—
Eliminations of securities issued by FG VIEs	—	—	—	—
Reductions for securities sold during the period	—	—	—	—
Additions for credit losses on securities for which an OTTI was previously recognized	0.6	—	1.3	—
Balance, end of period	$3.3	$1.6	$3.3	$1.6

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Fixed Maturity Securities and Short-Term Investments

by Security Type

	As of September 30, 2011
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI(2)	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	17%	$466.7	$28.2	$—	$494.9	$—	AA+
Obligations of state and political subdivisions	57	1,577.3	83.7	(1.3)	1,659.7	2.1	AA
Corporate securities	7	194.6	9.0	(0.2)	203.4	—	A+
Mortgage-backed securities(4):
RMBS	4	129.2	8.6	(2.6)	135.2	1.5	AA-
CMBS	3	83.2	4.5	—	87.7	—	AAA
Asset-backed securities	1	21.8	0.8	(5.0)	17.6	—	A-
Foreign government securities	3	81.0	8.0	—	89.0	—	AAA
Total fixed maturity securities	92	2,553.8	142.8	(9.1)	2,687.5	3.6	AA
Short-term investments	8	215.4	—	—	215.4	—	AAA
Total investment portfolio	100%	$2,769.2	$142.8	$(9.1)	$2,902.9	$3.6	AA

	As of December 31, 2010 (restated)
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	17%	$465.6	$19.0	$(0.3)	$484.3	$—	AAA
Obligations of state and political subdivisions	54	1,452.8	24.2	(39.5)	1,437.5	(0.5)	AA
Corporate securities	8	217.0	8.0	(0.2)	224.8	—	A+
Mortgage-backed securities(4):
RMBS	4	101.2	5.6	(6.1)	100.7	3.9	A+
CMBS	3	76.0	4.4	(0.1)	80.3	—	AA+
Asset-backed securities	2	57.0	2.3	—	59.3	—	A+
Foreign government securities	3	84.4	4.8	—	89.2	—	AAA
Total-fixed maturity securities	91	2,454.0	68.3	(46.2)	2,476.1	3.4	AA
Short-term investments	9	235.7	—	—	235.7	—	AAA
Total investment portfolio	100%	$2,689.7	$68.3	$(46.2)	$2,711.8	$3.4	AA

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

(1)                                  Based on amortized cost.

(2)                                  Accumulated OCI (“AOCI”).

(3)                                  Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)                                  As of September 30, 2011 and December 31, 2010, respectively, approximately 54% and 43% of the Company’s total mortgage-backed securities were government agency obligations.

The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of September 30, 2011, amounts, net of tax in AOCI included a net unrealized gain of $2.3 million for securities for which the Company had recognized OTTI and net unrealized gain of $84.4 million for securities for which the Company had not recognized OTTI. As of December 31, 2010, amounts, net of tax, in AOCI included a net unrealized gain of $2.2 million for securities for which the Company had recognized OTTI and net unrealized gain of $12.0 million for securities for which the Company had not recognized OTTI.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of September 30, 2011 and December 31, 2010. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio. The Company reports the lowest of the rating agency ratings in its disclosures.

The following tables present the fair value of the Company’s available-for-sale municipal bond portfolio as of September 30, 2011 and December 31, 2010 by state, excluding $151.8 million and $182.0 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

Fair Value of Available-for-Sale Municipal Bond Portfolio by State

	As of September 30, 2011
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33.0	$111.2	$129.2	$273.4	$260.0	AA
New York	—	30.5	152.0	182.5	175.0	AA
California	—	38.1	122.2	160.3	152.3	AA
Florida	—	26.4	68.9	95.3	89.6	AA
Massachusetts	20.7	9.5	60.9	91.1	85.9	AA
Washington	26.6	—	38.7	65.3	62.4	AA
Illinois	—	17.3	37.7	55.0	52.6	AA
Arizona	—	—	51.6	51.6	49.1	AA
Hawaii	26.5	—	16.5	43.0	41.3	AA
Pennsylvania	31.0	—	7.0	38.0	35.4	AA
All others	87.2	68.3	297.0	452.5	434.8	AA
Total	$225.0	$301.3	$981.7	$1,508.0	$1,438.4	AA

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

	As of December 31, 2010
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33.4	$91.6	$105.5	$230.5	$235.5	AA
California	—	36.3	115.4	151.7	155.4	AA
New York	—	15.9	133.8	149.7	153.7	AA
Massachusetts	19.0	8.5	63.6	91.1	93.4	AA
Florida	—	24.7	61.5	86.2	85.5	AA
Illinois	—	16.1	37.3	53.4	53.9	AA
Washington	24.9	—	23.6	48.5	49.9	AA
Arizona	—	—	40.9	40.9	41.2	AA
Ohio	11.4	3.2	18.6	33.2	33.7	AA
Georgia	—	6.4	25.9	32.3	34.1	AA
All others	70.5	40.2	227.3	338.0	346.3	AA
Total	$159.2	$242.9	$853.4	$1,255.5	$1,282.6	AA

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

Revenue Sources

	As of September 30, 2011		As of December 31, 2010
State	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Municipal utilities	$204.2	$197.2	$125.7	$129.9
Transportation	200.4	192.5	171.8	176.7
Tax backed	182.0	171.7	187.1	187.9
Water and sewer	166.2	158.9	186.8	190.5
Higher education	125.3	119.7	112.0	116.8
All others	103.6	100.4	70.0	71.8
Total	$981.7	$940.4	$853.4	$873.6

The Company’s investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers each quarter and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade. The Company does not independently assign investments within the Company’s portfolio an individual rating.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Fixed Maturity Securities

Gross Unrealized Loss by Length of Time

	As of September 30, 2011
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$33.0	$(0.9)	$16.7	$(0.4)	$49.7	$(1.3)
Corporate securities	16.6	(0.2)	—	—	16.6	(0.2)
Mortgage-backed securities:
RMBS	4.5	(2.1)	6.2	(0.5)	10.7	(2.6)
CMBS	0.6	(0.0)	—	—	0.6	(0.0)
Asset-backed securities	5.8	(5.0)	—	—	5.8	(5.0)
Total	$60.5	$(8.2)	$22.9	$(0.9)	$83.4	$(9.1)
Number of securities		20		6		26
Number of securities with OTTI		2		—		2

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
U.S. government and agencies	$11.6	$(0.3)	$—	$—	$11.6	$(0.3)
Obligations of state and political subdivisions	862.5	(36.8)	21.4	(2.7)	883.9	(39.5)
Corporate securities	7.7	(0.2)	—	—	7.7	(0.2)
Mortgage-backed securities:
RMBS	3.5	(3.8)	9.1	(2.3)	12.6	(6.1)
CMBS	3.5	(0.1)	—	—	3.5	(0.1)
Asset-backed securities	—	—	—	—	—	—
Total	$888.8	$(41.2)	$30.5	$(5.0)	$919.3	$(46.2)
Number of securities		173		6		179
Number of securities with OTTI		2		—		2

The decrease in gross unrealized losses for Nine Months 2011 was primarily attributable to municipal securities. Of the securities in an unrealized loss position for 12 months or more as of September 30, 2011, no security had unrealized losses greater than 10% of book value.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2011, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed Maturity Securities

by Contractual Maturity

	As of September 30, 2011
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$129.4	$130.7
Due after one year through five years	604.2	634.7
Due after five years through 10 years	477.7	518.0
Due after 10 years	1,130.1	1,181.2
Mortgage-backed securities:
RMBS	129.2	135.2
CMBS	83.2	87.7
Total	$2,553.8	$2,687.5

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $9.0 million and $8.3 million as of September 30, 2011 and December 31, 2010, respectively, for the protection of policyholders.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Under certain derivative contracts, AGC is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on mark-to-market valuations in excess of contractual thresholds. The fair market value of AGC’s pledged securities totaled $773.6 million and $765.2 million as of September 30, 2011 and December 31, 2010, respectively.

No material investments of the Company were non-income-producing for Nine Months 2011 and 2010, respectively.

The Company purchased securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses. These securities were purchased at a discount and are accounted for excluding the effects of the Company’s insurance on the securities. As of September 30, 2011, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $20.0 million, representing $68.2 million of par.

10. Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. As of September 30, 2011, the amount available for distribution from the Company during 2011 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $111.2 million. During Nine Months 2011 and 2010, AGC declared and paid $20.0 million and $40.0 million, respectively, in dividends to Assured Guaranty US Holdings Inc.

11. Income Taxes

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom (“U.K.”) income tax, respectively. The Company’s provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair market value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2011. A discrete calculation of the provision is calculated for each interim period.

The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35% and U.K. subsidiary taxed at the U.K. blended marginal corporate tax rate of 26.5%. For periods subsequent to April 1, 2011, the U.K. corporation tax rate has been reduced to 26%, and for periods prior to April 1, 2011 the U.K. corporation tax rate was 28%, resulting in a blended tax rate of 26.5%.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$310.7	$(53.8)	$205.3	$31.5
Tax-exempt interest	(4.7)	(5.9)	(13.8)	(13.0)
Change in liability for uncertain tax positions	0.9	0.7	2.1	1.9
Other	(1.4)	1.6	(1.1)	2.0
Total provision (benefit) for income taxes	$305.5	$(57.4)	$192.5	$22.4
Effective tax rate	34.4%	(37.3)%	32.8%	24.9%

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Valuation Allowance

As of September 30, 2011 and December 31, 2010, net deferred tax assets for each period presented were $98.5 million and $344.4 million, respectively. The deferred tax assets for these periods consist primarily of the book and tax difference in treatment of unearned premium reserves, mark-to-market adjustments for CDS, loss reserves, and FG VIEs offset by net deferred tax liabilities. The decrease in the net deferred tax asset for Nine Months 2011 is due primarily to the decrease in the mark-to-market liability for CDS and the deductibility of loss reserves previously deferred for tax purposes. The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realizable after weighing all positive and negative evidence available as required under GAAP. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

12. Reinsurance

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Assumed Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination:

•                  at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria that are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

•                  upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, one ceding company can recapture its portfolio at the company’s current ratings and, if AGC were downgraded by Moody’s to below Aa3 or by S&P below AA-, an additional portion of its in-force financial guaranty reinsurance business could be recaptured. Subject to the terms of each reinsurance agreement, the ceding company has the right to recapture business ceded to AGC and assets representing substantially all of the statutory unearned premium and loss reserves (if any) associated with that business. As of September 30, 2011, if this entire amount were recaptured, it would result in a corresponding one-time reduction to net income of approximately $11.7 million.

The effect of the cancellation of Assumed Business in Nine Months 2010, was a decrease to net unearned premium reserve of $0.1 million and a decrease in net par of $227 million. There were no commutations in Nine Months 2011.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Ceded Business

AGC ceded businesses to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, AGC would be liable for such defaulted amounts. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Direct, assumed, and ceded premium and loss and LAE amounts are presented below.

Direct, Assumed and Ceded Premium and Loss and LAE

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Premiums Written:
Direct(1)	$(4.3)	$13.9	$(35.6)	$66.4
Assumed(2)	0.6	(3.6)	(0.7)	(4.0)
Ceded(3)	2.9	(2.8)	10.6	(11.5)
Net	$(0.8)	$7.5	(25.7)	$50.9
Premiums Earned:
Direct	$33.2	$32.1	$94.4	$95.3
Assumed	1.6	5.6	16.5	19.5
Ceded	(10.2)	(10.0)	(33.0)	(32.5)
Net	$24.6	$27.7	$77.9	$82.3
Loss and LAE:
Direct	$61.5	$25.0	$76.5	$81.6
Assumed	(18.4)	0.7	(20.8)	0.4
Ceded	(46.6)	(6.9)	(59.4)	(27.7)
Net	$(3.5)	$18.8	$(3.7)	$54.3

(1)                                  Negative direct premiums written were due to the termination of certain insured transactions.

(2)                                  Negative assumed premiums written were due to commutations and/or changes in expected debt service schedules.

(3)                                  Positive ceded premiums written were due to changes in expected debt service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2011, the Company had $144.7 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation (“Ambac”), $111.6 million by MBIA Insurance Corporation, $87.7 million by AGM and $10.0 million by other guarantors at fair value.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Exposure by Reinsurer

	Ratings at December 1, 2011		Par Outstanding as of September 30, 2011
Reinsurer	Moody’s Financial Strength Rating	S&P Financial Strength Rating	Ceded Par Outstanding(3)	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies(1)			$39,813	$409	$—
Non-Affiliated Companies:
RAM Reinsurance Co. Ltd.	WR(2)	WR	2,598	—	—
Radian Asset Assurance Inc.	Ba1	B+	183	1	—
Ambac	WR	WR	87	1,975	1,703
MBIA Insurance Corporation	B3	B	40	1,567	5,791
ACA Financial Guaranty Corp.	NR	WR	33	1	2
CIFG Assurance North America Inc.	WR	WR	—	109	3,471
Financial Guaranty Insurance Co.	WR	WR	—	1,421	322
Syncora Guarantee Inc.	Ca	WR	—	798	19
Other	Various	Various	1	889	—
Non-Affiliated Companies			2,942	6,761	11,308
Total			$42,755	$7,170	$11,308

(1)                                  The affiliates of AGC are Assured Guaranty Re Ltd. and its subsidiaries (“AG Re”) rated A1 (negative) by Moody’s and AA- (stable) by S&P and AGM and its subsidiaries rated Aa3 (negative) by Moody’s and AA- (stable) by S&P.

(2)                                  Represents “Withdrawn Rating.”

(3)                                  Includes $12,636 million in ceded par outstanding related to insured credit derivatives.

Amounts Due (To) From Reinsurers

	As of September 30, 2011
	Assumed Premium Receivable, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$—	$—	$211.3
RAM Reinsurance Co. Ltd.	—	—	2.4
Ambac	6.1	(8.9)	—
MBIA Insurance Corporation	0.2	(15.1)	—
CIFG Assurance North America Inc.	6.7	0.4	—
Financial Guaranty Insurance Company	—	(4.9)	—
Syncora Guarantee Inc.	—	(1.7)	—
Total	$13.0	$(30.2)	$213.7

13. Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular fiscal quarter or year. In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 5 (Financial Guaranty Insurance Contracts—Loss Estimation Process—Recovery Litigation), as of the date of this filing, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular quarter or fiscal year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time. The Company has satisfied the requests it has received. It may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. (“AG Financial Products”), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps.  AGC acts as the credit support provider of AG Financial Products under these credit default swaps.  LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AG Financial Products improperly terminated nine credit derivative transactions between LBIE and AG Financial Products and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AG Financial Products.  With respect to the 28 credit derivative transactions, AG Financial Products calculated that LBIE owes AG Financial Products approximately $24.8 million, whereas LBIE asserted in the complaint that AG Financial Products owes LBIE a termination payment of approximately $1.4 billion.  LBIE is seeking unspecified damages.  The Company cannot reasonably estimate the possible loss that may arise from this lawsuit.

Beginning in December 2008, AGC’s affiliate AGM and various other financial guarantors were named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs’ counsel has filed amended complaints against AGC and AGM and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGC and AGM, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton ; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGC and AGM. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGC, AGM and the other defendants’ motion to dismiss, the court overruled the motion to dismiss on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGC and the other bond insurer defendants filed an Anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

On April 8, 2011, AGC and its affiliate AG Re filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AGC and AG Re concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AGC and AG Re pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AGC and AG Re that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AGC and AG Re, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AGC and AG Re have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2011

Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AGC and AG Re to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re are appealing Judge Johnston’s order to the Wisconsin Court of Appeals.

14. Credit Facilities

Recourse Credit Facilities

2006 Credit Facility

On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million, five-year unsecured revolving credit facility (the “2006 Credit Facility”) with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, AGUK, Assured Guaranty Re Overseas Ltd. and AGL was entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower. As of September 30, 2011 and December 31, 2010, Assured Guaranty was in compliance with all of the financial covenants under the 2006 Credit Facility.  As of September 30, 2011, no amounts were outstanding under this facility nor had there been any borrowings during the life of the 2006 Credit Facility.  Letters of credit totaling approximately $2.9 million remained outstanding as of September 30, 2011 and December 31, 2010, respectively. The Company obtained the letters of credit in connection with entering into a lease for new office space in 2008, which space was subsequently sublet.  The 2006 Credit Facility expired on November 6, 2011.  The Company has determined it has sufficient liquidity and decided not to enter into a new revolving credit facility at this time.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50.0 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS were issued to a special purpose pass-through trust (the “Pass-Through Trust”). The Pass-Through Trust was dissolved in April 2008, and the AGC CCS were distributed to the holders of the Pass-Through Trust’s securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities and AGC CCS were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS are determined pursuant to an auction process. On April 7, 2008, this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

Committed Capital Securities

Fair Value Gain (Loss)

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
AGC CCS	$0.7	$(2.2)	$1.3	$5.1